Exhibit 10.1

FILTRAN MICROCIRCUITS INC.

- and -

MERRIMAC INDUSTRIES, INC.

- and -

FIRAN TECHNOLOGY GROUP CORPORATION

ASSET PURCHASE AGREEMENT

DATED DECEMBER 28, 2007

ARTICLE 1
INTERPRETATION

1.1		Definitions	1
1.2		Accounting Principles	13
1.3		Actions on Non-Business Days	13
1.4		Currency and Payment Obligations	14
1.5		Calculation of Interest	14
1.6		Calculation of Time	14
1.7		Knowledge	14
1.8		Tender	14
1.9		Additional Rules of Interpretation	14
	(1)	Gender and Number	14
	(2)	Headings and Table of Contents	15
	(3)	Section References	15
	(4)	Words of Inclusion	15
	(5)	References to this Agreement	15
	(6)	Statute References	15
	(7)	Document References	15
1.10		Schedules and Exhibits	15

ARTICLE 2
PURCHASE OF ASSETS

2.1		Purchase and Sale of Purchased Assets	17
2.2		Assumed Liabilities	17
2.3		Purchase Price	17
2.4		Payment of Purchase Price	17
2.5		Preparation of Closing Date Statements	17
	(1)	Draft Closing Date Statements	17
	(2)	Access to Records, etc	17
	(3)	Deemed Acceptance	18
2.6		Dispute Settlement	18
2.7		Allocation of Purchase Price	18
2.8		Section 22 Tax Election	18
2.9		GST Election	19

-i-

(continued)

2.10		Adjustment for Uncollected Receivables	19
2.11		Prepaid Income Tax Elections	19
(1)		Subsection 20(24) Tax Elections	19
(2)		Other Tax Elections	19
2.12		Other Adjustments	19
(1)		General	19
(2)		Closing Date	19
(3)		Insurance	20

ARTICLE 3
REPRESENTATIONS AND WARRANTIES

3.1		Representations and Warranties of the Vendor and Merrimac	21
	(1)	Incorporation and Corporate Power of the Vendor and Merrimac	21
	(2)	Authorization by the Vendor and Merrimac	21
	(3)	Enforceability of Obligations	21
	(4)	Residence of the Vendor	22
	(5)	Qualification to do Business	22
	(6)	Financial Statements	22
	(7)	Books and Records	22
	(8)	Title to and Sufficiency of Purchased Assets	22
	(9)	Personal Property	22
	(10)	Leased Premises	23
	(11)	Personal Property Leases	23
	(12)	Contracts	23
	(13)	Receivables	24
	(14)	Inventories	24
	(15)	Regulatory Approvals	24
	(16)	Computer Systems	24
	(17)	Purchased Intellectual Property	25
	(18)	Licences and Compliance with Applicable Law	26
	(19)	Absence of Conflicting Agreements	26

-ii-

(continued)

	(20)	Legal Proceedings	27
	(21)	Environmental Matters	27
	(22)	Customers and Suppliers	28
	(23)	Products and Services	29
	(24)	Insurance	29
	(25)	December 18, 2007 Balance	30
	(26)	Sales Tax Returns	30
	(27)	GST	30
	(28)	No Material Adverse Change	30
	(29)	Absence of Certain Changes or Events	30
	(30)	Full Disclosure	31
	(31)	Workplace Safety and Insurance Act (Ontario)	31
3.2		Representations and Warranties of the Purchaser	31
	(1)	Incorporation and Corporate Power	31
	(2)	Authorization by Purchaser	31
	(3)	Enforceability of Obligations	31
	(4)	Investment Canada Act	31
	(5)	Excise Tax Act	31
3.3		Commissions	32
3.4		No Waiver	32
ARTICLE 4
CLOSING ARRANGEMENTS
4.1		Closing	33
4.2		Vendor’s Closing Deliveries	33
4.3		Purchaser’s Closing Deliveries	34
4.4		Possession	35
4.5		Delayed Transfer Assets	35
4.6		Vendor and Merrimac Covenant	36
ARTICLE 5
SURVIVAL AND INDEMNIFICATION
5.1		Survival	36

-iii-

(continued)

5.2		Obligation of Merrimac	36
5.3		Indemnity by the Vendor and Merrimac	36
5.4		Indemnity by Merrimac	38
5.5		Indemnity by the Purchaser	38
5.6		Notice of Claim	38
5.7		Time Limits for Delivery of Notice of Claim for Breach of Representations and Warranties	39
	(1)	Notice by the Purchaser	39
	(2)	Notice by the Vendor or Merrimac	39
5.8		Monetary Limits on Damages for Breach of Representations and Warranties	39
5.9		Direct Claims	40
5.10		Third Party Claims	40
5.11		Interest on Damages	42
5.12		Set-off	42
5.13		Limitation on Amount of Damages	42

ARTICLE 6
TECHNOLOGY TRANSFER PERIOD

6.1		Technology Transfer Period	43

ARTICLE 7
GENERAL

7.1		Expenses	44
7.2		Payment of Taxes	44
7.3		Public Announcements	44
7.4		Notices	44
	(1)	Mode of Giving Notice	44
	(2)	Deemed Delivery of Notice	45
	(3)	Change of Address	45
7.5		Time of Essence	45
7.6		Further Assurances	45
7.7		Co-operation in Filing of Returns	45
7.8		Entire Agreement	46

-iv-

(continued)

7.9	Amendment	46
7.10	Waiver	46
7.11	Severability	46
7.12	Remedies Cumulative	46
7.13	Attornment	46
7.14	Governing Law	47
7.15	Successors and Assigns	47
7.16	Counterparts	48
7.17	Language	48

-v-

ASSET PURCHASE AGREEMENT

This Agreement dated December 28, 2007 is made

B E T W E E N

FILTRAN MICROCIRCUITS INC.
(the “Vendor”)

- and -

MERRIMAC INDUSTRIES, INC.
(“Merrimac”)

- and -

FIRAN TECHNOLOGY GROUP CORPORATION
(the “Purchaser”)

RECITALS

A.	The Vendor carries on the Business and is willing to sell the Purchased Assets to the Purchaser;

B.	The Purchaser is willing to purchase the Purchased Assets and to assume the Assumed Liabilities on and subject to the terms and conditions contained in this Agreement;

C.	Merrimac, which owns all of the issued and outstanding capital of the Vendor, consents to the sale of the Purchased Assets and, among other things, agrees to indemnify the Purchaser as set out herein.

For good and valuable consideration, the receipt and adequacy of which are hereby acknowledged by each Party, the Parties agree as follows:
ARTICLE 1

INTERPRETATION

1.1	Definitions. In this Agreement:

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly controls, is controlled by, or is under direct or indirect common control with, such Person, and includes any Person in like relation to an Affiliate. A Person shall be deemed to “control” another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise; and the term “controlled” shall have a similar meaning.

“Agreement” means this asset purchase agreement and all the Exhibits and the Schedules attached hereto.

“Annual Financial Statements” means the annual audited financial statements of the Vendor for the fiscal year ended December 31, 2006, true and complete copies of which are attached as Schedule 3.1(6).

“Applicable Law” means, with respect to any Person, property, transaction, event or other matter, (i) any foreign or domestic constitution, treaty, law, statute, regulation, code, ordinance, principle of common law or equity, rule, municipal by-law, Order or other requirement (including a requirement arising at common law) having the force of law, (ii) any policy, practice, protocol, standard or guideline of any Governmental Authority which, although not necessarily having the force of law, is regarded by such Governmental Authority as requiring compliance as if it had the force of law (collectively, the “Law”) relating or applicable to such Person, property, transaction, event or other matter and also includes, where appropriate, any interpretation of the Law (or any part thereof) by any Person having jurisdiction over it, or charged with its administration or interpretation.

“Assumed Liabilities” means only the following Liabilities of the Vendor:

(a)
Liabilities under (i) the Contracts (other than Excluded Contracts); (ii) the Licences; and (iii) the Purchased Intellectual Property, in each case in respect of the period commencing at the Closing Time and not related to any matter, circumstance or default existing at, prior to or as a consequence of Closing; and

(b)
Liabilities on account of trade accounts payable incurred in the Ordinary Course of Business before the Closing Time, but only to the extent that such trade accounts payable are included in the Closing Working Capital Amount and reflected in the Closing Date Statements.

“Books and Records” means the Financial Records and all other books, records, files and papers Related to the Business including drawings, engineering information, computer programs (including source code), software programs, manuals and data, sales and advertising materials, sales and purchase correspondence, trade association files, research and development records, lists of present and former customers and suppliers, personnel, employment and other records, and all records, data and information stored electronically, digitally or on computer-related media.

“Business” means the business carried on by the Vendor which involves the build-to-print manufacture and sale of microwave printed circuit boards for high frequency applications industry.

“Business Day” means any day except Saturday, Sunday or any day on which banks are generally not open for business in the City of Toronto.

“Canadian Dollars” means the lawful currency of Canada.

“Clearance Certificates” means a certificate pursuant to Section 6 of the Retail Sales Act (Ontario) and certificates pursuant to similar legislation in each other jurisdiction in which any of the Purchased Assets are located or the Vendor is registered for sales tax purposes, each of which indicates that all Taxes collectible or payable by the Vendor under such legislation have been paid up to the Closing Date or that the Vendor has entered into satisfactory arrangements for payment of such Taxes.

“Closing” means the completion of the purchase and sale of the Purchased Assets in accordance with the provisions of this Agreement.

“Closing Date” means the date hereof.

“Closing Date Statements” means (i) the balance sheet of the Business as of 12:01 a.m. on the Closing Date prepared, except as specified in Exhibit A, on a consistent basis and applying the same accounting principles, policies and practices as were used in preparing the Financial Statements and (ii) a statement setting forth the Closing Working Capital Amount and the Adjustment Amount, if any, in each case, as determined from such balance sheet, all as finally determined pursuant to Section 2.5 or 2.6, as the case may be.

“Closing Time” means the time of Closing on the Closing Date provided for in Section 4.1.

“Computer Systems” means all computer hardware, peripheral equipment, software and firmware, processed data, technology infrastructure and other computer systems and services that are used by or accessible to the Vendor to operate the Business and to receive, store, process or transmit data Related to the Business.

“Consent” means any consent, approval, permit, waiver, ruling, exemption or acknowledgement from any Person (other than the Vendor) which is provided for or required: (i) in respect of or pursuant to the terms of any Contract; or (ii) under any Applicable Law, in either case in connection with the sale of the Purchased Assets to the Purchaser on the terms contemplated in this Agreement, to permit the Purchaser to use the Purchased Assets to carry on the Business after Closing, or which is otherwise necessary to permit the Parties to perform their obligations under this Agreement, but does not include a Regulatory Approval.

“Contracts” means all pending and executory contracts, agreements, leases and arrangements (whether oral or written) Related to the Business to which the Vendor is a party or by which the Vendor or any of the Purchased Assets is bound or under which the Vendor has rights, including Premises Leases, Personal Property Leases and Permitted Liens.

“Damages” means, whether or not involving a Third Party Claim, any loss, cost, liability, claim, interest, fine, penalty, assessment, damages available at law or in equity, expense (including reasonable costs, fees and expenses of legal counsel on a full indemnity basis, without reduction for tariff rates or similar reductions and reasonable costs, fees and expenses of investigation) or diminution in value.

“Delayed Transfer Assets” has the meaning given in Section 4.5(1).

“Direct Claim” has the meaning set out in Section 5.7.

“Employee” means an individual who is employed by the Vendor in the Business, whether on a full-time or part-time basis.

“Employee Plans” means any written or oral employee benefit, welfare, supplemental unemployment benefit, bonus, pension, profit sharing, executive compensation, current or deferred compensation, incentive compensation, stock compensation, stock purchase, stock option, stock appreciation, phantom stock option, savings, severance or termination pay, retirement, supplementary retirement, hospitalization insurance, salary continuation, legal, health or medical, dental, life, disability or other insurance (whether insured or self-insured), plan, program, agreement or arrangement and every other written or oral benefit plan, program, agreement or arrangements sponsored, maintained or contributed to or required to be contributed to by the Vendor or any Affiliate of the Vendor for the benefit of the Employees or former Employees and their dependants or beneficiaries at any time or as provided by any collective agreement to which the Vendor is a party or by which it is, or was at any time, bound or with respect to which the Vendor participates or has any actual or potential liability or obligations, including plans established by statute.

“Environmental Law” means Applicable Law in respect of the natural environment, public or occupational health or safety, and the manufacture, importation, handling, transportation, storage, disposal and treatment of Hazardous Substances.

“Environmental Permit” means any Licence issued or required pursuant to any Environmental Law.

“EQ 36 Program” means the rights and interests of Merrimac in Lockheed Martin’s project to produce EQ-36 Counterfire Target Acquisition Radar for the United States Army.

“Excluded Assets” means the following property and assets of the Vendor:

(c)	the minute books and other corporate records;

(d)	all rights and interests in and to the Employee Plans and Pension Plans and any related assets or insurance policies;

(e)	the rights of the Vendor and Merrimac under this Agreement or any other agreement, certificate or instrument executed and delivered pursuant to this Agreement;

(f)	all Excluded Intellectual Property;

(g)	all Excluded Contracts;

(h)	income tax refunds and other Tax refunds receivable by the Vendor and all Tax Returns pertaining to corporate income taxes of the Vendor;

(i)	Books and Records that the Vendor is required by Applicable Law to retain in its possession;

(j)	the property and assets of the Vendor listed in Schedule 3.1(8).

“Excluded Contracts” means the contracts and agreements listed in Schedule 3.1(12) under the heading “Excluded Contracts”.

“Excluded Intellectual Property” means all rights to and interests in:

(a)	all business names, trade names, corporate names and telephone numbers Related to the Business, including, without retraction, the names Filtran Microcircuits and Filtran Micro-circuits; and

(b)
all trade-marks (whether used with wares or services and including the goodwill attaching to such trade-marks) and registrations and applications for registration of trade-marks and all trade dress, logos, slogans and brand names Related to the Business.

“Excluded Personal Property” means all Personal Property set out in Schedule 1.1.

“Financial Records” means all of the books of account and other financial data and information Related to the Business or related to the Purchased Assets, and includes all records, data and information stored electronically, digitally or on computer-related media.

“Financial Statements” means the Annual Financial Statements and the Interim Financial Statements.

“GAAP” means Canadian generally accepted accounting principles.

“Governmental Authority” means:

(a)	any domestic or foreign government, whether national, federal, provincial, state, territorial, municipal or local (whether administrative, legislative, executive or otherwise);

(b)
any agency, authority, ministry, department, regulatory body, court, central bank, bureau, board or other instrumentality having legislative, judicial, taxing, regulatory, prosecutorial or administrative powers or functions of, or pertaining to, government;

(c)	any court, commission, individual, arbitrator, arbitration panel or other body having adjudicative, regulatory, judicial, quasi-judicial, administrative or similar functions; and

(d)	any other body or entity created under the authority of or otherwise subject to the jurisdiction of any of the foregoing, including any stock or other securities exchange or professional association.

“GST” means the goods and services tax imposed under Part IX of the Excise Tax Act (Canada).

“Hazardous Substance” means any solid, liquid, gas, odour, heat, sound, vibration, radiation or combination of them that may impair the natural environment, injure or damage property or plant or animal life or harm or impair the health of any individual and includes any contaminant, waste, substance or material defined by Environmental Law as hazardous, toxic or dangerous or any other substance or material prohibited, regulated or reportable pursuant to any Environmental Law.

“ICA” means the Investment Canada Act (Canada).

“Improvements” means all buildings, fixtures, sidings, parking lots, roadways, structures, erections, fixed machinery, fixed equipment and appurtenances situate on, in, under, over or forming part of, any real property.

“Income Tax Act” means the Income Tax Act, R.S.C. 1985, 5th Supplement and the regulations thereunder.

“Indemnified Party” means a Person whom the Vendor or the Purchaser, as the case may be, is required to indemnify under Article 5.

“Indemnifying Party” means, in relation to an Indemnified Party, the Party to this Agreement that is required to indemnify such Indemnified Party under Article 5.

“Independent Accountant” has the meaning set out in Section 2.6.

“Interim Financial Statements” means the unaudited financial statements of the Vendor for the nine month period ended September 30, 2007, true and complete copies of which are attached as Schedule 3.1(6).

“Inventories” means all inventories of stock-in-trade and merchandise including materials, supplies, work-in-progress, finished goods, tooling, service parts and purchased finished goods Related to the Business, including those in possession of suppliers, customers and other third parties.

“Law” has the meaning set out in the definition of “Applicable Law”.

“Leased Premises” means the real property that is leased, subleased, licensed to or otherwise occupied by, the Vendor and which is Related to the Business, including all Improvements situate on, in, under, over or forming part of such real property.

“Leases” means Personal Property Leases and Premises Leases.

“Legal Proceeding” means any litigation, action, application, suit, investigation, hearing, claim, deemed complaint, grievance, civil, administrative, regulatory or criminal, arbitration proceeding or other similar proceeding, before or by any court or other tribunal and includes any appeal or review thereof and any application for leave for appeal or review.

“Liability” means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

“Licence” means any licence, permit, authorization, approval or other evidence of authority Related to the Business issued or granted to, conferred upon, or otherwise created for, the Vendor by any Governmental Authority.

“Lien” means any lien, mortgage, charge, hypothec, pledge, security interest, prior assignment, option, warrant, lease, sublease, right to possession, encumbrance, claim, right or restriction which affects, by way of a conflicting ownership interest or otherwise, the right, title or interest in or to any particular property.

“Material Adverse Change” means a change in the Business or the Purchased Assets or in the operations, affairs, prospects or condition (financial or otherwise) of the Business or any of the Purchased Assets including any such change arising as a result of any change in Applicable Law, the amendment or revocation of any Licence or as a result of fire, explosion, accident, casualty, labour problem, flood, drought, riot, storm, terrorist act, pandemic, disease, influenza, virus, act of God or otherwise, except for changes occurring in the Ordinary Course of Business which, either individually or in the aggregate, have not materially adversely affected and will not materially adversely affect the Business or the Purchased Assets or the operations, affairs, prospects or condition (financial or otherwise) of the Business or any of the Purchased Assets.

“Material Contract” means a Contract which involves or may reasonably be expected to involve the payment to or by the Vendor of more than $50,000 over the term of that Contract or any other Contract that is otherwise material to the operation of the Business.

“Notice of Claim” has the meaning set out in Section 5.7.

“Occupancy Agreement” has the meaning set out in Section 6.1.

“Order” means any order, directive, judgment, decree, injunction, decision, ruling, award or writ of any Governmental Authority.

“Ordinary Course of Business”, when used in relation to the taking of action by the Vendor in relation to the Business means that the action:

(a)	is consistent in nature, scope and magnitude with the past practices of the Vendor in relation to the Business and is taken in the ordinary course of the normal day-to-day operations of the Business;

(b)
is similar in nature, scope and magnitude to actions customarily taken in the ordinary course of the normal day-to-day operations of the other Persons that are in lines of business that are the same as the Business; and

(c)	does not require authorization of the shareholders of the Vendor or any other separate or special authorization of any nature.

“Party” means a party to this Agreement and any reference to a Party includes its successors and permitted assigns and “Parties” means every Party.

“Pension Plans” means any “registered pension plan” as that term is defined in subsection 248(1) of the Income Tax Act.

“Permitted Liens” means the following Liens related to the Purchased Assets:

(a)
construction, mechanics’, carriers’, workers’, repairers’, storers’ or other similar liens (inchoate or otherwise) if individually or in the aggregate they: (i) are not material; (ii) arose or were incurred in the Ordinary Course of Business; (iii) have not been filed, recorded or registered in accordance with Applicable Law; (iv) notice of them has not been given to the Vendor; and (v) the indebtedness secured by them is not in arrears;

(b)	the Liens listed in Schedule 1.2.

“Person” is to be broadly interpreted and includes an individual, a corporation, a partnership, a trust, an unincorporated organization, a Governmental Authority, and the executors, administrators or other legal representatives of an individual in such capacity.

“Personal Information” means information about an identifiable individual as defined in Privacy Law.

“Personal Property” means all machinery, equipment, furniture, motor vehicles and other chattels used in carrying on the Business, including those in possession of suppliers, customers and other third parties, other than the Excluded Personal Property set out in Schedule 1.1.

“Personal Property Lease”  means a chattel lease, equipment lease, conditional sales contract and other similar agreement used in carrying on the Business to which the Vendor is a party or under which it has rights to use Personal Property.

“Premises Lease” means a lease, an agreement to lease, a sublease, a licence agreement and an occupancy or other agreement under which the Vendor has the right, or the Vendor has granted to another Person the right, to use or occupy any Leased Premises.

“Prepaid Amounts” means all prepayments, prepaid charges, deposits, sums and fees Related to the Business or held in respect of the Purchased Assets.

“Prime Rate” means the prime rate of interest per annum quoted by the Bank of Canada from time to time as its reference rate of interest for Canadian dollar demand loans made to its commercial customers in Canada and which the Bank of Canada refers to as its “prime rate”, as such rate may be changed from time to time.

“Purchase Price” has the meaning set out in Section 2.3.

“Purchased Assets” means all the properties, assets, interests and rights of the Vendor which are Related to the Business, other than the Excluded Assets, including the following:

(a)	the Personal Property;

(b)	the Inventories;

(c)	the Receivables;

(d)	all cash, cash equivalents and short-term investments;

(e)
all rights and interests under or pursuant to all warranties, representations and guarantees, express, implied or otherwise, of or made by suppliers or others in connection with the Purchased Assets or the Assumed Liabilities or otherwise arising from the operation of the Business;

(f)	the Purchased Intellectual Property;

(g)	the Contracts;

(h)	the Licenses;

(i)	the Books and Records, including the Financial Records;

(j)	the Prepaid Amounts;

(k)	all goodwill Related to the Business; and

(l)	all proceeds of any or all of the foregoing received or receivable after the Closing Time.

“Purchased Intellectual Property” means all rights to and interests in, if any:

(a)	the domain names, domain name registrations, website names and worldwide web addresses and other communications addresses Related to the Business, including but not limited to www.filtranmicro.com;

(b)
all inventions, patents, patent rights, patent applications (including all reissues, divisions, continuations, continuations-in-part and extensions of any patent or patent application) Related to the Business;

(c)	all industrial designs and applications for and registration of industrial designs, design patents and industrial design registrations Related to the Business;

(d)	all copyright in all works (including software programs and databases) and database rights and registrations and applications for registrations of copyright Related to the Business;

(e)
all rights and interests in and to processes, lab journals, notebooks, data, trade secrets, designs, know-how, product formulae and information, manufacturing, engineering and other drawings and manuals, technology, blue prints, research and development reports, agency agreements, technical information, technical assistance, engineering data, design and engineering specifications, and similar materials recording or evidencing expertise or information Related to the Business;

(f)	all of the intellectual property affected by the registrations and applications for registration listed in Schedule 3.1(17) and the permissions and licences listed in Schedule 3.1(17);

(g)	all other intellectual property rights throughout the world used in carrying on, or arising from the operation of, the Business;

(h)	all licences granted by the Vendor of the intellectual property listed in items (a) to (g) above;

(i)	all future income and proceeds from any of the intellectual property listed in items (a) to (g) above and the licences listed in item (h) above; and

(j)	all rights to damages and profits by reason of the infringement of any of the intellectual property listed in items (a) to (g) above and the licences listed in item (h) above.

“Purchaser’s Counsel” means Blake, Cassels & Graydon LLP.

“Purchaser’s Indemnified Parties” means the Purchaser and the Purchaser’s Affiliates and their respective directors, officers, employees and agents.

“Receivables” means all accounts receivable, bills receivable, trade accounts, book debts and insurance claims Related to the Business, together with any unpaid interest accrued on such items and any security or collateral for such items, including recoverable deposits.

“Regulatory Approval” means any approval, consent, ruling, authorization, notice, permit or acknowledgement that may be required from any Person pursuant to Applicable Law or under the terms of any Licence or the conditions of any Order in connection with the sale of the Purchased Assets to the Purchaser on the terms contemplated by this Agreement, or to permit the Purchaser to use the Purchased Assets to carry on the Business after Closing or which is otherwise necessary to permit the Parties to perform their obligations under this Agreement.

“Related Person” means, with respect to any Person, an Affiliate of such Person and any other Person with whom such Person does not deal at arm’s length within the meaning of the Income Tax Act.

“Related to the Business” means, directly or indirectly, used in, arising from or otherwise related to the Business.

“Release” includes an actual or potential discharge, deposit, spill, leak, pumping, pouring, emission, emptying, injection, escape, leaching, seepage or disposal of a Hazardous Substance which is or may be in breach of any Environmental Law.

“Representative” when used with respect to a Party means each director, officer, employee, agent, consultant, adviser and other representative of that Party who is involved in the transactions contemplated by this Agreement.

“Retained Liabilities” means all Liabilities of the Vendor other than the Assumed Liabilities, including:

(a)	any Liability arising out of or related to products manufactured and distributed by the Vendor prior to the Closing Date, excluding warranty repair occurring in the Ordinary Course of Business;

(b)	any Liability arising out of or related to services provided by the Vendor to its customers prior to the Closing Date, excluding warranty repair occurring in the Ordinary Course of Business;

(c)	any Liability under any Contract arising after the Closing Date that arises out of or relates to a breach of, or default under, that Contract prior to the Closing Date;

(d)	any Liability for Taxes;

(e)	any Liability under any Excluded Contract;

(f)	any Liability under or relating to any Employee Plan or any Pension Plan;

(g)	any Liability for or to any Employee;

(h)	any Liability of the Vendor to any Affiliate of the Vendor or other Related Person of the Vendor;

(i)	any Liability to indemnify, reimburse or advance any amounts to any Employee or to any officer, director, or agent of the Vendor;

(j)	any Liability to distribute to any of the Vendor’s shareholders or otherwise apply all or any part of the consideration received by the Vendor under this Agreement;

(k)	any Liability in respect of the Leased Premises which occurred or was occurring or which is a result of any actions of the Vendor or Merrimac prior to or during the Technology Transfer Period;

(l)	any Liability in respect of:

(i)	the revolving credit agreement which the Vendor has in place with the Bank of Nova Scotia;

(ii)	the revolving lease line which the Vendor has in place with the Bank of Nova Scotia;

(iii)	any inter-company debt between the Vendor and Merrimac or other loans, debts or similar agreements or arrangements between the Vendor and Merrimac or the Vendor and any of its Affiliates; and

(iv)	any Liability under any agreement or arrangement between the Vendor or Merrimac in respect of Rogers Corporation.

(m)	any Liability to customers of the Business under written warranties given by the Vendor to its customers in the Ordinary Course of Business;

(n)	any Liability arising out of or resulting from the Vendor’s compliance or non-compliance with any Applicable Law; and

(o)	any Liability of the Vendor or Merrimac under this Agreement or in any other agreement, certificate or instrument executed and delivered pursuant to this Agreement.

“Tax Returns” means all returns, information returns, reports, elections, agreements, declarations or other documents of any nature or kind required to be filed with any applicable Governmental Authority in respect of Taxes.

“Taxes” means all taxes including all income, sales, use, goods and services, harmonized sales, value added, capital, capital gains, alternative, net worth, transfer, profits, withholding, payroll, employer health, excise, franchise, real property and personal property taxes, and any other taxes, customs duties, fees, levies, imposts and other assessments or similar charges in the nature of a tax including Canada Pension Plan and provincial pension plan contributions, employment insurance and unemployment insurance payments and workers’ compensation premiums, together with any instalments with respect thereto, and any interest, fines and penalties, in all cases imposed by any Governmental Authority in respect thereof and whether disputed or not.

“Technology Transfer Period” means a period commencing on the Closing Date and ending on the date that is eight weeks following the Closing Date.

“Third Party Claim” has the meaning set out in Section 5.7.

“Threatened”, when used in relation to a Legal Proceeding or other matter, means that a demand or statement (oral or written) has been made or a notice (oral or written) has been given that a Legal Proceeding or other matter is to be asserted, commenced, taken or otherwise pursued in the future or that an event has occurred or circumstances exist that would lead a reasonable Person to conclude that a Legal Proceeding or other matter is likely to be asserted, commenced, taken or otherwise pursued in the future.

“Transitional Services Agreement” has the meaning set out in Section 6.1.

“Vendor’s Counsel” means LaBarge Weinstein.

“Vendor’s Indemnified Parties” means the Vendor, the Vendor’s Affiliates and Merrimac and their respective directors, officers, employees and agents.

“Working Capital” means, at any date, the amount calculated by subtracting the current liabilities of the Business included in the Assumed Liabilities as of that date from the current assets of the Business included in the Purchased Assets as of that date.

1.2          Accounting Principles. Whenever in this Agreement reference is made to generally accepted accounting principles, or to GAAP, such reference shall be deemed to be to the generally accepted accounting principles from time to time approved by the Canadian Institute of Chartered Accountants, or any successor entity thereto, applicable as at the date on which such principles are to be applied or on which any calculation or determination is required to be made in accordance with generally accepted accounting principles.

1.3          Actions on Non-Business Days. If any payment is required to be made or other action (including the giving of notice) is required to be taken pursuant to this Agreement on a day which is not a Business Day, then such payment or action shall be considered to have been made or taken in compliance with this Agreement if made or taken on the next succeeding Business Day.

1.4          Currency and Payment Obligations. Except as otherwise expressly provided in this Agreement:

(a)	all dollar amounts referred to in this Agreement are stated in Canadian Dollars;

(b)
any payment contemplated by this Agreement shall be made by wire transfer of immediately available funds to an account specified by the payee, by cash, by certified cheque or by any other method that provides immediately available funds; and

(c)
except in the case of any payment due on the Closing Date, any payment due on a particular day must be received by and be available to the payee not later than 2:00 p.m. on the due date at the payee’s address for notice under Section 7.4 or such other place as the payee may have specified in writing to the payor in respect of a particular payment and any payment made after that time shall be deemed to have been made and received on the next Business Day.

1.5          Calculation of Interest. In calculating interest payable under this Agreement for any period of time, the first day of such period shall be included and the last day of such period shall be excluded.

1.6          Calculation of Time. In this Agreement, a period of days shall be deemed to begin on the first day after the event which began the period and to end at 5:00 p.m. Toronto time on the last day of the period. If any period of time is to expire hereunder on any day that is not a Business Day, the period shall be deemed to expire at 5:00 p.m. Toronto time on the next succeeding Business Day.

1.7          Knowledge. Where any representation, warranty or other statement in this Agreement is expressed to be made by the Vendor to its knowledge or is otherwise expressed to be limited in scope to facts or matters known to the Vendor or of which the Vendor is aware, it shall mean such knowledge as is actually known to, or which would have or should have come to the attention of, the officers or employees of the Vendor who have overall responsibility for or knowledge of the matters relevant to such statement.

1.8         Tender. Any tender of documents or money hereunder may be made upon the Parties or their respective counsel and money shall be tendered by wire transfer, official bank draft drawn upon the Purchaser’s, the Vendor’s or Merrimac’s bank or by negotiable cheque payable in Canadian funds and certified by a Canadian bank listed in Schedule 1 to the Bank Act (Canada).

1.9          Additional Rules of Interpretation.

(1) Gender and Number. In this Agreement, unless the context requires otherwise, words in one gender include all genders and words in the singular include the plural and vice versa.

(2) Headings and Table of Contents. The inclusion in this Agreement of headings of Articles and Sections and the provision of a table of contents are for convenience of reference only and are not intended to be full or precise descriptions of the text to which they refer.

(3) Section References. Unless the context requires otherwise, references in this Agreement to Sections, Schedules or Exhibits are to Sections, Schedules or Exhibits of this Agreement.

(4) Words of Inclusion. Wherever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation” and the words following “include”, “includes” or “including” shall not be considered to set forth an exhaustive list.

(5) References to this Agreement. The words “hereof”, “herein”, “hereto”, “hereunder”, “hereby” and similar expressions shall be construed as referring to this Agreement in its entirety and not to any particular Section or portion of it.

(6) Statute References. Unless otherwise indicated, all references in this Agreement to any statute include the regulations thereunder, in each case as amended, re-enacted, consolidated or replaced from time to time and in the case of any such amendment, re-enactment, consolidation or replacement, reference herein to a particular provision shall be read as referring to such amended, re-enacted, consolidated or replaced provision and also include, unless the context otherwise requires, all applicable guidelines, bulletins or policies made in connection therewith and which are legally binding.

(7) Document References. All references herein to any agreement (including this Agreement), document or instrument mean such agreement, document or instrument as amended, supplemented, modified, varied, restated or replaced from time to time in accordance with the terms thereof and, unless otherwise specified therein, includes all schedules and exhibits attached thereto.

1.10        Schedules and Exhibits. The following are the Schedules and Exhibits attached to and incorporated in this Agreement by reference and deemed to be a part hereof:

EXHIBITS
A	Accounting Policies, Principles and Practices
B	Allocation of Purchase Price
C	Vendor’s and Merrimac’s Corporate Certificates
D	Non-Competition Agreement
E	Customer Agreement
F	Teaming Agreement
G	Transitional Services Agreement
H	Opinion of Vendor’s Counsel
I	Occupancy Agreement
J	Purchaser’s Corporate Certificate
SCHEDULES
1.1	Excluded Personal Property
1.2	Permitted Liens
3.1(6)	Financial Statements
3.1(8)	Brief Description of Purchased Assets and List of Jurisdictions of Location; List of Excluded Assets
3.1 (9)	Personal Property
3.1 (10)	Leased Premises
3.1 (11)	Personal Property Leases
3.1 (12)	Contracts and Excluded Contracts
3.1 (15)	Regulatory Approvals
3.1 (16)	Source Code Matters
3.1 (17)	Purchased Intellectual Property
3.1 (18)	Licences
3.1 (20)	Legal Proceedings

3.1 (21)	Environmental Matters
3.1 (22)	Customers and Suppliers
3.1 (24)	Insurance Policies
3.1(25)	December 18, 2007 Balance
3.1(28)	Material Adverse Changes
4.5	Delayed Assets
____________________________________

ARTICLE 2
PURCHASE OF ASSETS

2.1          Purchase and Sale of Purchased Assets. Upon the terms and subject to the conditions of this Agreement, the Vendor hereby sells, assigns, conveys, transfers and delivers to the Purchaser, and the Purchaser hereby purchases, accepts and takes possession of and title to, all of the Vendor’s right, title and interest in and to all of the Purchased Assets effective as of the Closing Time on the Closing Date. The Purchaser and the Vendor expressly acknowledge and agree that the Purchased Assets shall not include and the Vendor is not selling, assigning, transferring, conveying or delivering to the Purchaser any of the Excluded Assets and all such Excluded Assets shall remain the property of the Vendor.

2.2          Assumed Liabilities. At the Closing Time, on and subject to the terms and conditions of this Agreement, the Purchaser shall assume and agree to pay when due and perform and discharge in accordance with their terms, the Assumed Liabilities. Notwithstanding any other provision of this Agreement, the Purchaser and the Vendor expressly acknowledge and agree that the Purchaser shall not assume and shall have no liability for any Liabilities of the Vendor other than the Assumed Liabilities. The Retained Liabilities and any other Liabilities, other than the Assumed Liabilities, shall remain the sole responsibility of, and shall be retained, paid and performed solely by, the Vendor.

2.3          Purchase Price. The consideration payable by the Purchaser to the Vendor for the Purchased Assets (the “Purchase Price”) shall be the aggregate of:

(a)	$1,450,000; and

(b)	the amount of the Assumed Liabilities.

2.4          Payment of Purchase Price. The Purchase Price shall be paid and satisfied as follows:

(a)	an amount equal to $800,000 shall be paid by the Purchaser to the Vendor at Closing;

(b)	an amount equal to $650,000 shall be paid by the Purchaser to the Vendor on the date that is 49 calendar days after the Closing Date; and

(c)
an amount equal to the amount of the Assumed Liabilities shall be paid and satisfied by the assumption by the Purchaser of the Assumed Liabilities at Closing by the execution and delivery of this Agreement.

2.5          Preparation of Closing Date Statements.

(1) Draft Closing Date Statements. Promptly after the Closing Time, the Vendor shall prepare, at the Vendor’s expense, a draft of the Closing Date Statements, which shall be delivered to the Purchaser no later than the 30th calendar day following the Closing Date.

(2) Access to Records, etc. During the period from the Closing Date until the date of delivery of the draft Closing Date Statements, the Purchaser shall give the Vendor and its Representatives such assistance and access to the Books and Records as the Vendor and its Representatives may reasonably request in order to enable them to prepare the draft Closing Date Statements. The Purchaser’s Representatives shall be entitled to be present at inventory counts and other procedures used in the preparation of the draft Closing Date Statements (whether such counts are taken before or after Closing) and shall be provided promptly with copies of all working papers created by the Vendor and its Representatives in connection with such preparation.

(3) Deemed Acceptance. If the Purchaser does not give a notice of objection in accordance with Section 2.6, the Purchaser shall be deemed to have accepted the draft Closing Date Statements prepared by the Vendor which shall be final and binding on the Parties and such draft Closing Date Statements shall constitute the Closing Date Statements for purposes of this Agreement immediately following the expiry date for the giving of such notice of objection.

2.6          Dispute Settlement. If the Purchaser objects to any matter in the draft Closing Statement prepared pursuant to Section 2.5, then the Purchaser shall give notice to the Vendor no later than 3 calendar days after delivery of the draft Closing Date Statements. Any notice given by the Purchaser shall set forth in detail the particulars of such objection. The Parties shall then use reasonable efforts to resolve such objection for a period of 3 calendar days following the giving of such notice. If the matter is not resolved by the end of such 3 calendar day period, then the dispute with respect to such objection shall be submitted by the Parties to a chartered accountant associated with an accounting firm of recognized national standing in Canada, which is independent of the Parties (the “Independent Accountant”). If the Parties are unable to agree on the Independent Accountant within a further 3 calendar day period, either Party may apply under the Arbitration Act, 1991 (Ontario) to have a court appoint the Independent Accountant. The Independent Accountant shall, as promptly as practicable (but in any event, within 10 calendar days following its appointment), make a determination of the Closing Date Statements, based solely on written submissions of the Parties given by them to the Independent Accountant. The submissions of each Party shall be disclosed to the other Party and each other Party shall be afforded a reasonable opportunity to respond thereto. The Closing Date Statements as determined by the Independent Accountant shall be final and binding upon the Parties and shall constitute the Closing Date Statements for purposes of this Agreement. The Purchaser and the Vendor shall each pay one-half of the fees and expenses of the Independent Accountant.

2.7          Allocation of Purchase Price. The Purchase Price shall be allocated among the Purchased Assets in the manner set forth in Exhibit B. The Purchaser and the Vendor shall report an allocation of the Purchase Price among the Purchased Assets in a manner entirely consistent with Exhibit B and shall not take any position inconsistent therewith in the preparation of financial statements, the filing of any Tax Returns or in the course of any audit by any Governmental Authority, Tax review or Tax proceeding relating to any Tax Returns.

2.8          Section 22 Tax Election. The Purchaser and the Vendor shall elect jointly in the prescribed form under section 22 of the Income Tax Act, section 184 of the Taxation Act (Québec), if applicable, and the corresponding provisions of any other applicable Tax statute as to the sale of the Receivables and designate in such election an amount equal to the portion of the Purchase Price allocated to the Receivables pursuant to Section 2.5. This election, or these elections, shall be made within the time prescribed for such elections.

2.9          GST Election. At the Closing, the Vendor and the Purchaser shall execute jointly an election under section 167 of the Excise Tax Act (Canada) to have the sale of the Purchased Assets take place on a GST-free basis under Part IX of the Excise Tax Act (Canada) and the Purchaser shall file such election with its GST return for the reporting period in which the sale of the Purchased Assets takes place.

2.10       Adjustment for Uncollected Receivables. The Purchaser shall use reasonable efforts to collect the Receivables for a period of 90 days after the Closing Date. The Purchaser may at its option exercisable by notice to the Vendor given at any time and from time to time in the period from the 90th day after the Closing Date until the first anniversary of the Closing Date reassign to the Vendor any Receivable not then fully collected by the Purchaser for a price equal to the full face value of such Receivable on the Closing Date less any amounts collected in respect thereof by the Purchaser and the Vendor shall accept and immediately pay for every such Receivable that the Purchaser elects to reassign in accordance with this Section 2.10. All such reassigned Receivables shall become the property of the Vendor, and the Purchaser shall deliver to the Vendor promptly after receipt thereof by the Purchaser any payments received by the Purchaser on account of any reassigned Receivable.

2.11        Prepaid Income Tax Elections.

(1) Subsection 20(24) Tax Elections.  The Purchaser and the Vendor shall, if applicable, jointly execute and file an election under subsection 20(24) of the Income Tax Act in the manner required by subsection 20(25) of the Income Tax Act and under the equivalent or corresponding provisions of any other applicable provincial or territorial statute, in the prescribed forms and within the time period permitted under the Income Tax Act and under any other applicable provincial or territorial statute, as to such amount paid by the Vendor to the Purchaser for assuming future obligations. In this regard, the Purchaser and the Vendor acknowledge that a portion of the Purchased Assets transferred by the Vendor pursuant to this Agreement and having a value equal to the amount elected under subsection 20(24) of the Income Tax Act and the equivalent provisions of any applicable provincial or territorial statute, is being transferred by the Vendor as a payment for the assumption of such future obligations by the Purchaser.

(2) Other Tax Elections. The Purchaser and the Vendor shall also execute and deliver such other Tax elections and forms as they may mutually agree upon.

2.12       Other Adjustments. The following shall apply:

(1) General. Adjustments shall be made as of the Closing Date for prepaid rents (and interest accrued on them, if any), security deposits (and interest accrued on them, if any), realty taxes, local improvement rates and charges, water and assessment rates, utilities, fuel, licenses necessary for the operation of the Leased Premises and all other items normally adjusted between a vendor and purchaser in respect of the sale of property similar to the Leased Premises.

(2) Closing Date. The Purchaser shall receive all income and pay all expenses in respect of the Purchased Assets for the Closing Date and the period thereafter.

(3) Insurance. Insurance premiums shall not be adjusted as of the Closing Date, but insurance shall remain the responsibility of the Vendor until the Closing Date, and thereafter the Purchaser shall be responsible for placing its own insurance. Notwithstanding the foregoing, (i) the Vendor and Merrimac shall maintain insurance in respect of the Leased Premises and such insurance shall remain the responsibility of the Vendor and Merrimac until the end of the Technology Transfer Period; and (ii) the Vendor and Merrimac shall add the Purchaser as a beneficiary and loss payee of the insurance in respect of the Leased Premises for the Technology Transfer Period.

____________________________________

ARTICLE 3
REPRESENTATIONS AND WARRANTIES

3.1          Representations and Warranties of the Vendor and Merrimac. As a material inducement to the Purchaser’s entering into this Agreement and completing the transactions contemplated by this Agreement and acknowledging that the Purchaser is entering into this Agreement in reliance upon the representations and warranties of the Vendor and Merrimac set out in this Section 3.1, the Vendor and Merrimac jointly and severally represent and warrant to the Purchaser as follows:

(1) Incorporation and Corporate Power of the Vendor and Merrimac. The Vendor and Merrimac are corporations incorporated, organized and subsisting under the laws of the jurisdictions of their incorporation. The Vendor has sent to the appropriate Person all annual returns and financial statements required to be sent under the laws of the jurisdictions of their incorporation. The Vendor and Merrimac have the corporate power, authority and capacity to execute and deliver this Agreement and all other agreements and instruments to be executed by them as contemplated herein and to perform their other obligations hereunder and under all such other agreements and instruments. The Vendor has the corporate power, authority and capacity to own and dispose of the Purchased Assets to the Purchaser. No act or proceeding has been taken or authorized by or against the Vendor and Merrimac by any other Person in connection with the dissolution, liquidation, winding up, bankruptcy or insolvency of the Vendor or Merrimac or with respect to any amalgamation, merger, consolidation, arrangement or reorganization of, or relating to, the Vendor or Merrimac and no such proceedings have been Threatened by any other Person.

(2) Authorization by the Vendor and Merrimac. The execution and delivery of this Agreement and all other agreements and instruments to be executed by it as contemplated herein and the completion of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Vendor and Merrimac and their respective shareholders.

(3) Enforceability of Obligations. This Agreement constitutes a valid and binding obligation of the Vendor and Merrimac enforceable against the Vendor and Merrimac in accordance with its terms, subject to limitations on enforcement imposed by bankruptcy, insolvency, reorganization or other laws affecting the enforcement of the rights of creditors and others and to the extent that equitable remedies such as specific performance and injunctions are only available in the discretion of the court from which they are sought. The Vendor and Merrimac are not insolvent within the meaning of the Bankruptcy and Insolvency Act (Canada) and will not become insolvent as a result of the Closing. There is no Legal Proceeding in progress, pending, or Threatened against or affecting the Vendor or Merrimac or affecting the title of the Vendor to any of the Purchased Assets at law or in equity. There are no grounds on which any such Legal Proceeding might be commenced and there is no Order outstanding against or affecting the Vendor or Merrimac which, in any such case, affects adversely or might affect adversely the ability of the Vendor or Merrimac to enter into this Agreement or to perform their obligations hereunder.

(4) Residence of the Vendor. The Vendor is not a non-resident of Canada for purposes of section 116 of the Income Tax Act.

(5) Qualification to do Business. The Vendor is registered, licensed or otherwise qualified to do business under the laws of the jurisdictions specified in Schedule 3.1(8) and neither the character nor the location of the properties and assets owned by the Vendor nor the nature of the Business requires registration, licensing or other qualification under the laws of any other jurisdiction. The Vendor has all necessary corporate power, authority, and capacity to carry on the Business and to own or lease and operate the Purchased Assets as now carried on and owned or leased and operated.

(6) Financial Statements. The Financial Statements have been prepared in accordance with GAAP consistently applied throughout the periods to which they relate, subject, in the case of the Interim Financial Statements, to usual year-end adjustments and the exclusion of footnotes. The balance sheets contained in the Financial Statements fairly present the financial position of the Business as of their respective dates and the statements of earnings and retained earnings contained in the Financial Statements fairly present the revenues, earnings and results of operations for the periods indicated. The Financial Statements are accurate and complete in all material respects and are based upon and are consistent with the Books and Records.

(7) Books and Records. The Vendor has made available to the Purchaser all Books and Records. All material financial transactions of the Business have been accurately recorded in the Financial Records in accordance with sound business and financial practice and the Financial Records accurately reflect the basis for the financial condition and the revenues, expenses and results of operations of the Business as of and to the date hereof. All Books and Records are in the full possession and exclusive control of, and are owned exclusively by, the Vendor and are not dependent upon any computerized or other system, program or device that is not exclusively owned and controlled by the Vendor.

(8) Title to and Sufficiency of Purchased Assets. The Vendor has good and marketable legal and beneficial title to all of the Purchased Assets, free and clear of any and all Liens, except for Permitted Liens. The Purchased Assets constitute all of the property and assets used or held for use in connection with the Business and are sufficient to permit the continued operation of the Business in substantially the same manner as conducted in the year ended on the date of the most recent Annual Financial Statements. Schedule 3.1(8) sets out a complete and accurate list of all locations where the Purchased Assets are situate, including a brief description of the Purchased Assets situate at each location. There is no agreement, option or other right or privilege outstanding in favour of any Person for the purchase from the Vendor of the Business or of any of the Purchased Assets other than the purchase of Inventories in the Ordinary Course of Business.

(9) Personal Property. Schedule 3.1(9) lists each item of Personal Property which had a book value in the Financial Records, at the date of the most recent Annual Financial Statements, of more than $5,000 or is otherwise material to the Business. Each item of Personal Property is in good operating condition and repair, ordinary wear and tear excepted, and is suitable and adequate for the purpose for which it has been designed.

(10)  Leased Premises.

(a)
Schedule 3.1(10) lists all of the Premises Leases and sets out, in respect of each Premises Lease: the municipal address and applicable unit or premises leased; the date of the Premises Lease and any amendments to it; the parties to the Premises Lease; the remaining term and any unexpired options to extend or renew; the current basic rent; and the amount of any prepaid rent, deposit and identification of any guarantee or indemnity or security given in respect of the Premises Lease; any current or future rent-free or reduced rent occupancy. The information set out in Schedule 3.1(10) is true and complete.

(b)
Each Premises Lease is valid and subsisting, in full force and effect, unamended by oral or written agreement, and the Vendor is entitled to the full benefit and advantage of each Premises Lease in accordance with its terms. Each Premises Lease is in good standing and there has not been any default by any party under any Premises Lease nor is there any dispute between the Vendor and any landlord or tenant under any Premises Lease.

(c)	A full copy of each Premises Lease has been delivered to the Purchaser. There are no arrears of rent or other defaults under any Premises Lease nor are there any disputes between the parties thereto.

(d)	The current uses of each property subject to a Premises Lease comply with Applicable Law.

(11) Personal Property Leases. Schedule 3.1(11) lists all the Personal Property Leases and identifies those which cannot be terminated by the Vendor without liability at any time upon less than 30 days’ notice or which involve payment by the Vendor in the future of more than $10,000. Each Personal Property Lease is in full force and effect and has not been amended, and the Vendor is entitled to the full benefit and advantage of each Personal Property Lease in accordance with its terms. Each Personal Property Lease is in good standing and there has not been any default by any party under any Personal Property Lease nor any dispute between the Vendor and any other party under any Personal Property Lease.

(12) Contracts. Schedule 3.1(12) lists or identifies all Contracts. Except as disclosed in Schedule 3.1(12) the Vendor is not party to any Contract with any current or former director, officer or employee of the Vendor or with any Affiliate of the Vendor or other Related Person of the Vendor. Neither the Vendor nor any other party to any Contract is in default under any Contract and there has not occurred any event which, with the lapse of time or giving of notice or both, would constitute a default under any Contract by the Vendor or any other party to any Contract. Each Contract is in full force and effect, unamended by written or oral agreement, and the Vendor is entitled to the full benefit and advantage of each Contract in accordance with its terms. The Vendor has not received any notice of a default by the Vendor under any Contract or of a dispute between the Vendor and any other Person in respect of any Contract. Except as disclosed in Schedule 3.1(12), no Consent is required nor is any notice required to be given under any Contract by any party thereto or any other Person in connection with the completion of the transactions contemplated by this Agreement in order to allow the Purchaser to acquire all rights of the Vendor under such Contract. The completion of the transactions contemplated by this Agreement will not afford any party to any of the Leases or other Contracts or any other Person the right to terminate any Lease or other Contract nor will the completion of such transactions result in any additional or more onerous obligation on the Purchaser under any Lease or other Contract.

(13) Receivables. All Receivables are recorded in the Financial Records and the Receivables are valid obligations which arose in the Ordinary Course of Business and are collectible, in the aggregate, at their full face value and are not subject to any set-off or counterclaim.

(14) Inventories. The Inventories consist of items that are current and of good and merchantable quality and not subject to any write-down or write-off. The portion of the Inventories consisting of finished products is saleable in the Ordinary Course of Business at normal prices. The portion of the Inventories consisting of raw materials and work-in-progress is of a quality useable in the production of finished products. Current Inventory levels are consistent with the level of Inventories that has been maintained in the operation of the Business prior to the date hereof in accordance with the operation of the Business in the Ordinary Course of Business. No items included in the Inventories are held by the Vendor on a consignment basis.

(15) Regulatory Approvals. Except as set forth in Schedule 3.1(15), no Regulatory Approval or filing with, notice to, or waiver from any Governmental Authority is required to be obtained or made by the Vendor or Merrimac: (a) in connection with the execution and delivery of, and performance by the Vendor of its obligations under, this Agreement or the consummation of the transactions contemplated hereby; (b) to permit the Purchaser to carry on the Business after the Closing as the Business is currently carried on by the Vendor.

(16) Computer Systems.

(a)
The Computer Systems adequately meet the data processing and other computing needs of the Business as presently conducted. The Computer Systems function, operate, process and compute in accordance with all Applicable Laws, industry standards and trade practices.

(b)
The Vendor has measures in place, consistent with current industry standards and practices, to ensure that the Computer Systems contain appropriate virus protection and security measures to safeguard against the unauthorized use, copying, disclosure, modification, theft or destruction of and access to, system programs and data files comprised by the Computer Systems. The Vendor has and maintains an accurate and confidential listing of all applicable accounts, passwords, encryption algorithms and programs or other access keys required to ensure secure and proper access by the Vendor and its Employees to the system programs and data files comprised by the Computer Systems. The data processing and data storage facilities used by the Vendor in connection with the operation of the Business are adequately and properly protected and consistent with current industry standards and practices.

(c)
The Vendor has and maintains back-up systems and disaster recovery and business continuity plans, consistent with current industry standards, to adequately and properly ensure the continuing availability of the functionality provided by the Computer Systems in the event of any malfunction of, or other form of disaster affecting, the Computer Systems.

(d)
The Vendor is, or at the Closing Time will be, in possession of (i) the object code and user manuals for all application software which is used in the Business; and the source code and all documentation required for effective use thereof, for all application software used in the Business, except that application software set out in Schedule 3.1(16). Except as set out in Schedule 3.1(16), as of the Closing Time, the source code for all application software set out in Schedule 3.1(16) will be held in escrow by third party escrow agents for the benefit of the Vendor, pursuant to the terms of written source code escrow agreements. The Vendor has furnished to the Purchaser true, correct and complete copies of all such source code escrow agreements.

(17) Purchased Intellectual Property.

(a)
Schedule 3.1(17) lists all of the registrations and applications for registration of the Purchased Intellectual Property included in the Purchased Intellectual Property. All of the registrations and applications for registration of the Purchased Intellectual Property are valid and subsisting, in good standing and are recorded in the name of the Vendor. No application for registration of any Purchased Intellectual Property has been rejected, withdrawn or opposed.

(b)
The Vendor is the first and only owner of the Purchased Intellectual Property and is entitled to the exclusive and uninterrupted use of the Purchased Intellectual Property without payment of any royalty or other fees. No Person has any right, title or interest in any of the Purchased Intellectual Property and all such Persons have waived their moral rights in any copyright works within the Purchased Intellectual Property. The Vendor has diligently protected its legal rights to the exclusive use of the Purchased Intellectual Property. The Vendor has maintained all registrations necessary or desirable to protect its rights in the Purchased Intellectual Property.

(c)	The list in Schedule 3.1(17) includes all Legal Proceedings relating to the Purchased Intellectual Property which are currently outstanding or Threatened.

(d)
The Employees and all consultants and independent contractors retained by the Vendor have agreed to maintain the confidentiality of confidential Purchased Intellectual Property and have provided waivers of all moral rights in copyright works included in the Purchased Intellectual Property.

(e)
All of the Vendor’s permissions and licences to use the Purchased Intellectual Property of other Persons (including software and computer programs) are disclosed in Schedule 3.1(17). The Vendor has not permitted or licensed any Person to use any of the Purchased Intellectual Property except as disclosed in Schedule 3.1(17). Each licence referred to in Schedule 3.1(17) is in full force and effect and neither the Vendor nor any licensor or licensee is in default of its obligations thereunder.

(f)
No Person has challenged the validity of any of the registrations or applications for registration of the Purchased Intellectual Property or the Vendor’s rights to any of the Purchased Intellectual Property.

(g)
To the knowledge of the Vendor, neither the use of the Purchased Intellectual Property nor the conduct of the Business has infringed or currently infringes upon the intellectual property rights of any other Person nor has the Vendor received any notice of infringement nor does the Vendor have knowledge of any facts that could reasonably be expected to form the basis of Legal Proceedings which could constitute a bona fide claim for infringement as such.

(h)
Except as set out in Schedule 3.1(17), to the knowledge of the Vendor no other Person has infringed the Vendor’s rights to the Purchased Intellectual Property, nor does the Vendor have knowledge of any facts that could form the basis for a claim of infringement. No licensee of any Purchased Intellectual Property has called on the Vendor to take proceedings for infringement pursuant to section 50 of the Trade-marks Act (Canada), nor does the Vendor have knowledge of any facts that could form the basis for a licensee to make such a call.

(i)	There is no prohibition or restriction on the use of the Purchased Intellectual Property by any Governmental Authority of which the Vendor has knowledge.

(18) Licences and Compliance with Applicable Law. Schedule 3.1(18) lists all the Licences and identifies those that by their terms are not transferable. The Licences are the only licences, permits, approvals or evidences of authority of any Governmental Authority required for the operation of the Business and are held by the Vendor free and clear of any and all Liens. The Vendor is conducting the Business in accordance with all terms and conditions of the Licences and in compliance with Applicable Law. All the Licences are valid and are in full force and effect, the Vendor is not in violation of any term or provision or requirement of any Licence, and no Person has Threatened to revoke, amend or impose any condition in respect of, or commenced proceedings to revoke, amend or impose conditions in respect of, any Licence.

(19) Absence of Conflicting Agreements. The execution, delivery and performance of this Agreement by the Vendor or Merrimac and the completion (with any required Consents and Regulatory Approvals and the giving of any required notices) of the transactions contemplated by this Agreement do not and will not result in or constitute any of the following:

(a)
a default, breach or violation or an event that, with notice or lapse of time or both, would be a default, breach or violation of any of the terms, conditions or provisions of the articles or by-laws of the Vendor or Merrimac or of any Contract;

(b)
an event which, pursuant to the terms of any Contract, would cause any right or interest of the Vendor to come to an end or be amended in any way that is detrimental to the Business or entitle any other Person to terminate or amend any such right or interest or relieve any other Person of its obligations thereunder;

(c)	the creation or imposition of any Lien on any of the Purchased Assets; or

(d)	the violation of any Applicable Law.

(20) Legal Proceedings. Except as set forth and described in Schedule 3.1(20), there is no Legal Proceeding in progress, pending or Threatened against or affecting the Vendor, the Business or any of the Purchased Assets or title thereto, nor is there any factual or legal basis on which any such Legal Proceeding might be commenced. There is no Order outstanding against or affecting the Vendor, the Business or any of the Purchased Assets. Without limiting the generality of the foregoing, except as set forth and described in Schedule 3.1(20), there is no Legal Proceeding involving any product liability claim in progress, pending or Threatened against or affecting the Business or the Purchased Assets alleging any defect in, or failure to warn concerning any risks or damages inherent in, the design or manufacture of or the materials used in any of the products manufactured or distributed by or for the Vendor.

(21) Environmental Matters.

(a)
The Business and the Purchased Assets as carried on or used by the Vendor and its predecessors (including the condition of the Leased Premises and the waters on or under the Leased Premises) have been carried on and used and are currently carried on and used in compliance with all Environmental Laws.

(b)
The Vendor and its predecessors have not used any of the Purchased Assets, or permitted them to be used, to generate, manufacture, refine, treat, transport, store, handle, dispose of, transfer, produce or process any Hazardous Substance except in compliance with all Environmental Laws. In particular, no part of the Leased Premises or the Purchased Assets contains a Hazardous Substance which exceeds an applicable soil, groundwater or other environmental, health or safety criterion or standard published or enacted by a Governmental Authority having jurisdiction over the Leased Premises or the Purchased Assets.

(c)
The Vendor is not, and has not been, subject to any Legal Proceedings (i) investigating or alleging the violation or possible violation of any Environmental Law in connection with the Business or the Purchased Assets or (ii) to determine whether any study or remedial action is required to respond to a Release or the presence of a Hazardous Substance on the Leased Premises or the Purchased Assets.

(d)
The Environmental Permits listed in Schedule 3.1(21) constitute all Environmental Permits which are required for the operation of the Business or the Purchased Assets, including any machinery, equipment or facility included in the Purchased Assets. The Environmental Permits presently held by the Vendor is valid and in full force and effect, and no violations thereof have been experienced, noted or recorded, and no Legal Proceedings are pending or Threatened, to revoke or limit any of them.

(e)
There are no Legal Proceedings in progress, pending or Threatened in which it is alleged that the Vendor or any predecessor of the Vendor or any Employee or any director or officer or former Employee or former director or officer of the Vendor or agent or any other Person for whom the Vendor is responsible is liable for a domestic or foreign federal, provincial, state, municipal or local clean-up or remediation of lands contaminated with Hazardous Substances or for any other remedial or corrective action under an Environmental Law nor is there any factual or legal basis on which any such Legal Proceedings might be commenced.

(f)
There are no circumstances that could reasonably be expected to give rise to any Legal Proceeding or create any obligation or liability in respect of (i) the Release or presence of a Hazardous Substance on any Leased Premises or other Purchased Assets or on land where the Vendor has disposed or arranged for the disposal of materials arising from the conduct of the Business or (ii) the violation of any Environmental Law by the Vendor, its Employees, agents or others for whom they are responsible in relation to the Business.

(g)
All Hazardous Substances disposed of, treated or stored on lands owned or occupied by the Vendor or its predecessors or off-site of such lands, have been disposed of, treated and stored in compliance with all Environmental Laws and no part of the Leased Premises or other Purchased Assets contains a Hazardous Substance which exceeds an applicable soil, groundwater or other criterion or standard prescribed by an environmental authority or agency having jurisdiction over the Leased Premises or other Purchased Assets, whether or not such criterion or standard constitutes Environmental Law.

(h)
The Vendor and its predecessors have maintained all environmental and operating documents and records Related to the Business in the manner and for the time periods required by any Environmental Law and have never conducted an environmental audit of the Business or any of the Purchased Assets. For purposes of this paragraph (h), an environmental audit includes any evaluation, assessment, review or study performed at the request of or on behalf of the Vendor, a prospective purchaser of the Business or the Purchased Assets or a Governmental Authority, whether formally requisitioned or otherwise prepared.

(i)
There are no underground storage tanks, pits, lagoons, waste disposal sites, above-ground storage tanks or materials or other assets containing asbestos or polychlorinated biphenyls located on the Leased Premises.

(22) Customers and Suppliers. Schedule 3.1(22) lists the 10 largest customers and the 10 largest suppliers of the Business (or such additional customers or suppliers of the Business which are sufficient to constitute 10 per cent or more of total sales or purchases, as the case may be) for the last 12-month period ending immediately before the date of this Agreement. The Vendor is not aware of, nor has the Vendor received notice of, any intention on the part of any such customer or supplier to cease doing business with the Vendor or to modify or change in any material manner any existing arrangement with the Vendor for the purchase or supply of any products or services to the Business. The relationships of the Vendor with each of its principal suppliers, shippers and customers in respect of the Business are satisfactory, and there are no unresolved disputes with any such supplier, shipper or customer.

(23) Products and Services. The products produced by the Business have been manufactured in accordance with, and meet all requirements of, Applicable Law and meet the specifications in all Contracts with customers of the Business relating to the sale of such products. Without limiting the generality of this Section 3.1(23), there are no claims against the Vendor pursuant to any product warranty or with respect to the production, distribution or sale of defective or inferior products or with respect to any warnings or instructions concerning such products. All services provided by the Vendor to the customers of the Business have been provided in accordance with Applicable Law and the terms of all Contracts relating thereto. The Vendor is not in breach of the terms of any Contract relating to the supply of products or services or any instrument ancillary thereto.

(24) Insurance.

(a)
The Vendor maintains fire (with extended risk and casualty coverage), general liability, business interruption, product liability, use and occupancy and other forms of insurance with reputable and sound insurers covering the Purchased Assets and protecting the Business in such amounts and against such losses and claims as are generally maintained for comparable businesses and properties. Schedule 3.1(24) sets forth and describes all insurance policies currently maintained by the Vendor in respect of the Business or the Purchased Assets, including a brief description of the type of insurance, the name of the insurer, policy number, coverage limits, amount of deductible, expiration date and annual premiums. Each of such insurance policies is valid and subsisting and in good standing, there is no default thereunder and the Vendor is entitled to all rights and benefits thereunder.

(b)
Schedule 3.1(23) sets forth and describes all pending claims under any of such insurance policies and identifies the most recent inspection reports, if any, received from insurance underwriters as to the condition or insurance value of the insured property and assets, copies of which have been made available to the Purchaser. The Vendor has not failed to give any notice or present any claim under any of such insurance policies in due and timely fashion. There are no circumstances which might entitle the Vendor to make a claim under any of such insurance policies or which might be required under any of such insurance policies to be notified to the insurers and no claim under any of such insurance policies has been made by the Vendor since December 31, 2006.

(c)
None of such insurance policies is subject to any special or unusual terms or restrictions or provides for a premium in excess of the stipulated or normal rate. No notice of cancellation or non-renewal with respect to, nor disallowance of any claim under, any of such insurance policies has been received by the Vendor. To the knowledge of the Vendor, there are no circumstances or occurrences which would or might form the basis of a material increase in premiums for the current insurance coverage maintained by the Vendor.

(d)	The Purchaser has been added as a beneficiary and loss payee of the insurance in respect of the Leased Premises for the Technology Transfer Period.

(25) December 18, 2007 Balance. Since December 18, 2007, the Vendor has not made any payments to Merrimac in any amount. Attached hereto as Schedule 3.1(25) is the cash advance balance from Merrimac to the Vendor as of December 18, 2007. Any amounts paid since December 18, 2007, from the Vendor have only been to independent third party suppliers of the Vendor and such payments have been made in the Ordinary Course of Business, and not to Merrimac for any reason. Merrimac agrees that it shall have no claim against any of the Purchased Assets.

(26) Sales Tax Returns.  The Vendor has filed all Tax Returns required to be filed by it so as to prevent any valid Lien (other than a Permitted Lien) of any nature on the Purchased Assets and has paid all Taxes relating to the Business which have been due with respect to the periods covered by such Tax Returns, or pursuant to any assessment received in connection therewith.

(27) GST. The Purchased Assets constitute all or substantially all of the property that can reasonably be regarded as being necessary for the Purchaser to be capable of carrying on the Business. The Vendor is registered for GST under Part IX of the Excise Tax Act (Canada) and the Vendor’s GST registration number is 10179 6662 RT0001.

(28) No Material Adverse Change. Since the date of the most recent Interim Financial Statements, except as otherwise disclosed herein, including for greater certainty, the continuing deterioration of the Vendor’s financial condition and related decrease in cash, liquidity and resources, there has been no Material Adverse Change and, to the knowledge of the Vendor and Merrimac, no event has occurred nor do any circumstances exist which could result in a Material Adverse Change.

(29) Absence of Certain Changes or Events. Since the date of the most recent Annual Financial Statements, the Vendor has carried on the Business in the Ordinary Course of Business and, in particular, but without limitation, has not:

(a)
mortgaged, pledged, granted a security interest in or otherwise created a Lien on any of the Purchased Assets, except in the Ordinary Course of Business and in amounts which, individually and in the aggregate are not material to the financial condition or operation of the Business;

(b)	entered into any contract or any other transaction that was not in the Ordinary Course of Business;

(c)
revalued or disposed of any of the Purchased Assets except for sales of Inventory in the Ordinary Course of Business other than as has been disclosed in the financial statements of Merrimac which have been filed with the Securities and Exchange Commission;

(d)
terminated, cancelled, modified or amended in any material respect or received notice or a request for termination, cancellation, modification or amendment of any Contract or taken or failed to take any action that would entitle any party to a Contract to terminate, modify, cancel or amend any Material Contract;

(e)
in respect of the Business, made any capital expenditure or authorized any capital expenditure or made any commitment for the purchase, construction or improvement of any capital assets except in the Ordinary Course of Business;

(f)	made any change in its accounting principles, policies, practices or methods;

(g)	entered into any Contract or commitment to hire, or terminated the services of, any officer or senior management employee with responsibilities for matters Related to the Business; or

(h)	agreed, committed or entered into any understanding to take any actions enumerated in paragraphs (a) to (g) of this Section 3.1(29).

(30) Full Disclosure. The Vendor and Merrimac have disclosed to the Purchaser all information relating to the Business and the Purchased Assets that would reasonably be expected to be material to a purchaser of the Business and/or the Purchased Assets.

(31) Workplace Safety and Insurance Act (Ontario). All current assessments and other amounts or premiums owed under the Workplace Safety and Insurance Act (Ontario) and all similar legislation in other jurisdictions, in relation to the Vendor, have been paid or accrued and the Vendor has not been subject to any special or penalty assessment or other amount or premium under such legislation which has not been paid, except for the sum of $252.19, which the Vendor will pay and satisfy on Closing.

3.2          Representations and Warranties of the Purchaser. The Purchaser represents and warrants to the Vendor and Merrimac as follows:

(1) Incorporation and Corporate Power. The Purchaser is a corporation incorporated, organized and subsisting under the laws of the jurisdiction of its incorporation. The Purchaser has the corporate power, authority and capacity to execute and deliver this Agreement and all other agreements and instruments to be executed by it as contemplated herein and to perform its obligations under this Agreement and under all such other agreements and instruments.

(2) Authorization by Purchaser. The execution and delivery of this Agreement and all other agreements and instruments to be executed by it as contemplated herein and the completion of the transactions contemplated by this Agreement and all such other agreements and instruments have been duly authorized by all necessary corporate action on the part of the Purchaser.

(3) Enforceability of Obligations. This Agreement constitutes a valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms.

(4) Investment Canada Act. The Purchaser is not a “non-Canadian” within the meaning of the ICA.

(5) Excise Tax Act. The Purchaser is registered under Part IX of the Excise Tax Act (Canada) and its registration number is 102320512 RT0001.

3.3         Commissions. Each Party represents and warrants to the other Party that such other Party will not be liable for any brokerage commission, finder’s fee or other similar payment in connection with the transactions contemplated by this Agreement because of any action taken by, or agreement or understanding reached by, that Party.

3.4          No Waiver. No investigations, inspections, surveys or tests made by or on behalf of the Purchaser at any time shall affect, mitigate, waive, diminish the scope of or otherwise affect any representation or warranty made by the Vendor in or pursuant to this Agreement.

____________________________________

ARTICLE 4
CLOSING ARRANGEMENTS

4.1          Closing. The Closing shall take place at 10:00 a.m. on the Closing Date at the offices of the Purchaser’s Counsel in Toronto, Ontario, or at such other time on the Closing Date or such other place as may be agreed orally or in writing by the Vendor, Merrimac and the Purchaser.

4.2          Vendor’s Closing Deliveries. At the Closing, the Vendor and Merrimac shall deliver or cause to be delivered to the Purchaser the following documents:

(a)	all keys, entry devices and passcodes with respect to the Purchased Assets including combinations to any locks or vaults;

(b)	original copies of the Leases and other Contracts and all files and correspondence relating to them;

(c)	certificate of a senior officer of the Vendor dated as of the Closing Date in the form of Exhibit C;

(d)	a certificate of a senior officer of Merrimac dated as of the Closing Date in the form of Exhibit C;

(e)	evidence in form satisfactory to the Purchaser acting reasonably that the Consents and Regulatory Approvals have been obtained;

(f)
evidence in form satisfactory to the Purchaser that any security interests mortgages, charges, security agreements, guarantees, liens and other encumbrances upon the Purchased Assets in favour of the Bank of Nova Scotia or any other similar security interests mortgages, charges, security agreements, guarantees, liens and other encumbrances upon the Purchased Assets as the Purchaser may reasonably request, have been released, terminated and discharged;

(g)	a duplicate copy of the Clearance Certificates;

(h)	the elections referred to in Sections 2.8, 2.9 and 2.11;

(i)
evidence satisfactory to the Purchaser that the bulk sales legislation in each of the jurisdictions in which the Purchased Assets are located has been complied with or that the sale of the Purchased Assets is exempt from compliance with such legislation;

(j)	evidence satisfactory to the Purchaser that the Purchaser has been added as a beneficiary and loss payee to the insurance in respect of the Leased Premises for the Technology Transfer Period;

(k)	evidence satisfactory to the Purchaser that both Brad Bourne and Joe Ricci have been added as signatories to all of the Vendor’s bank accounts;

(l)	a purchase certificate in form satisfactory to the Purchaser from the Workplace Safety and Insurance Board;

(m)	a non-competition agreement substantially in the form of Exhibit D, duly executed by the Vendor and Merrimac;

(n)
a customer agreement between the Purchaser and Merrimac in the form of Exhibit E, whereby Merrimac shall commit to (i) continue to place existing work at Filtran with the Purchaser; (ii) provide the Purchaser with between US$600,000 and US$800,000 of annual business, provided that the Purchaser meets mutually agreed upon quality, delivery and price metrics; and (iii) provide the Purchaser with internal costs for parts that are built in-house by Merrimac and historical prices for parts bought from outside suppliers;

(o)	a teaming agreement between the Purchaser and Merrimac in the Form of Exhibit F whereby Merrimac shall partner with the Purchaser for the EQ 36 Program;

(p)	a Transitional Services Agreement in the form of Exhibit G;

(q)
an opinion of Vendor’s Counsel in respect of (i) the Vendor and (ii) Merrimac in respect of the enforceability of this Agreement and the ancillary agreements to this Agreement, substantially in the form of Exhibit H;

(r)	the Occupancy Agreement in the form of Exhibit I; and

(s)
all such other assurances, consents, agreements, documents and instruments as may be reasonably required by the Purchaser to complete the transactions provided for in this Agreement, all of which shall be in form and substance satisfactory to the Purchaser, acting reasonably.

4.3          Purchaser’s Closing Deliveries. At the Closing, the Purchaser shall deliver or cause to be delivered to the Vendor and Merrimac the following documents and payments:

(a)	a non-competition agreement substantially in the form of Exhibit D, duly executed by the Vendor and Merrimac;

(b)
a customer agreement between the Purchaser and Merrimac in the form of Exhibit E, whereby Merrimac shall commit to (i) continue to place existing work at Filtran with the Purchaser; (ii) provide the Purchaser with between US$600,000 and US$800,000 of annual business, provided that the Purchaser meets mutually agreed upon quality, delivery and price metrics; and (iii) provide the Purchaser with internal costs for parts that are built in-house by Merrimac and historical prices for parts bought from outside suppliers;

(c)	a teaming agreement between the Purchaser and Merrimac in the Form of Exhibit F whereby Merrimac shall partner with the Purchaser for the EQ 36 Program;

(d)	a Transitional Services Agreement in the form of Exhibit G;

(e)	the Occupancy Agreement in the form of Exhibit I;

(f)	certificate of a senior officer of the Purchaser dated as of the Closing Date in the form of Exhibit J;

(g)	the payment referred to in Section 2.4(a);

(h)	the elections referred to in Sections 2.8, 2.9 and 2.11; and

(i)
all such other assurances, consents, agreements, documents and instruments as may be reasonably required by the Vendor and Merrimac to complete the transactions provided for in this Agreement, all of which shall be in form and substance satisfactory to the Vendor and Merrimac, acting reasonably.

4.4          Possession. On the Closing Date, the Vendor shall deliver or cause to be delivered to the Purchaser possession of the Purchased Assets.

4.5          Delayed Transfer Assets. To the extent that any Purchased Asset or any claim, right or benefit arising under or resulting from such Purchased Asset is not capable of being transferred without the approval, consent or waiver of any third Person, or if the transfer of any Purchased Asset would constitute a breach of any obligation under, or a violation of, any Applicable Law unless the approval, consent or waiver of such third Person is obtained (all such Purchased Assets being collectively referred to in this Agreement as “Delayed Transfer Assets”), except as otherwise expressly provided in this Agreement and without limiting the rights and remedies of the Purchaser contained elsewhere in this Agreement, this Agreement shall not constitute an agreement to transfer any Delayed Transfer Asset unless and until such approval, consent or waiver has been obtained. Schedule 4.5 lists all of the Delayed Transfer Assets. After the Closing and until all such Delayed Transfer Assets are transferred to the Purchaser, the Vendor and Merrimac shall:

(a)	maintain its existence and hold the Delayed Transfer Assets in trust for the Purchaser;

(b)	comply with the terms and provisions of or relating to the Delayed Transfer Assets as agent for the Purchaser at the Purchaser’s cost and for the Purchaser’s benefit;

(c)	co-operate with the Purchaser in any reasonable and lawful arrangements designed to provide the benefits of the Delayed Transfer Assets to the Purchaser; and

(d)
enforce, at the request of the Purchaser and at the expense and for the account of the Purchaser, any rights of the Vendor under or arising from the Delayed Transfer Assets against any third Person, including the right to elect to terminate any such rights in accordance with the terms of such rights upon the written direction of the Purchaser.

In order that the full value of the Delayed Transfer Assets may be realized for the benefit of the Purchaser, the Vendor shall, at the request and expense and under the direction of the Purchaser, in the name of the Vendor or otherwise as the Purchaser may specify, take all such action and do or cause to be done all such things as are, in the opinion of the Purchaser, necessary or proper in order that the obligations of the Vendor under such Delayed Transfer Assets may be performed in such manner that the value of such Delayed Transfer Assets is preserved and enures to the benefit of the Purchaser, and that any moneys due and payable and to become due and payable to the Purchaser in and under such Delayed Transfer Assets are received by the Purchaser. The Vendor shall promptly pay to the Purchaser all moneys collected by or paid to the Vendor in respect of every such Delayed Transfer Asset.

4.6         Vendor and Merrimac Covenant. Merrimac and the Vendor agree that an authorized signing officer of the Vendor shall immediately endorse all cheques and other instruments relating to the Purchased Assets which are received after the Closing Date to the Purchaser in favour of the Purchaser and provide such cheques or other instruments to the Purchaser within one business day of receipt. The Vendor and Merrimac shall reasonably cooperate with the Purchaser with respect to the preparation of any audited historical or pro forma financial statements of Purchaser or the Business as may be required under the rules of the Toronto Stock Exchange, Ontario Securities Commission or other applicable securities commissions in connection with the transaction contemplated hereby, including, by way of example and not limitation, execution of management representation letters to the auditors with respect to the conduct of the Business prior to Closing.

ARTICLE 5
SURVIVAL AND INDEMNIFICATION

5.1          Survival. Subject to the provisions of this Article 5, all provisions of this Agreement and of any other agreement, certificate or instrument delivered pursuant to this Agreement shall not merge on Closing but shall survive the execution, delivery and performance of this Agreement, the Closing and the execution and delivery of any transfer documents or other documents of title to the Purchased Assets and all other agreements, certificates and instruments delivered pursuant to this Agreement and the payment of the consideration for the Purchased Assets.

5.2          Obligation of Merrimac. Merrimac agrees to perform all obligations of the Vendor at the time of and after the Closing Date pursuant to this Agreement and all ancillary agreements hereto, including, without limitation the Transitional Services Agreement, in the event that the Vendor is unable to perform such obligations for any reason including, without limitation, if the Vendor is dissolved, wound-up or subject to similar proceedings.

5.3          Indemnity by the Vendor and Merrimac. The Vendor and Merrimac shall jointly and severally indemnify the Purchaser’s Indemnified Parties and save them fully harmless against, and will reimburse or compensate them for, any Damages arising from, in connection with or related in any manner whatever to:

(a)
any incorrectness in or breach of any representation or warranty of the Vendor or Merrimac contained in this Agreement or in any other agreement, certificate or instrument executed and delivered pursuant to this Agreement;

(b)
any breach or any non-fulfilment of any covenant or agreement on the part of the Vendor or Merrimac contained in this Agreement or in any other agreement, certificate or instrument executed and delivered pursuant to this Agreement;

(c)	any Liability arising from the ownership or operation of the Business or the Purchased Assets prior to the Closing Date, other than a Liability that is an Assumed Liability;

(d)
any non-compliance by the Vendor with the provisions of any bulk sales legislation in any jurisdiction where any of the Purchased Assets are located except as such non-compliance may have been consented to by the Purchaser in writing.

(e)	defects or deficiencies in any product or component thereof manufactured or distributed/any services provided by the Vendor, in whole or in part, prior to the Closing Date;

(f)
any Legal Proceeding to which the Vendor is a party at any time on or prior to the Closing Date, or to which it becomes a party after the Closing Date arising from facts or circumstances that existed at any time on or prior to the Closing Date including any Legal Proceeding disclosed in Schedule 3.1(20);

(g)
any breach or alleged breach of any Contract or Lease by the Vendor which occurred prior to the Closing Date or any such breach which occurs after the Closing Date but arises out of a continuation of a course of conduct which commenced prior to the Closing Date, including any Contract disclosed in Schedule 3.1(14);

(h)	the Retained Liabilities; and

(i)	any breach or alleged breach of the Vendor in respect of its obligations under or in respect of the Pension Plans or Employee Plans;

and, for greater certainty and without limiting the generality of the provisions of Sections 5.3(a) and (b), the indemnity provided for in this Section 5.3 shall extend to any Damages arising from any act, omission or state of facts of the Vendor or Merrimac that occurred or existed prior to the Closing Time, and whether or not disclosed in any Schedule to this Agreement. The rights to indemnification of the Purchaser’s Indemnified Parties under this Section 5.3 shall apply notwithstanding any inspection or inquiries made by or on behalf of any of the Purchaser’s Indemnified Parties, or any knowledge acquired or capable of being acquired by any of the Purchaser’s Indemnified Parties or facts actually known to any of the Purchaser’s Indemnified Parties (whether before or after the execution and delivery of this Agreement and whether before or after Closing). The waiver of any condition based upon the accuracy of any representation and warranty or the performance of any covenant shall not affect the right to indemnification, reimbursement or other remedy based upon such representation, warranty or covenant.

5.4          Indemnity by Merrimac. Merrimac shall indemnify the Purchaser’s Indemnified Parties and save them fully harmless against, and will reimburse or compensate them for, any Damages arising from, in connection with or related in any manner whatever to any Liability or Damages or claim arising in the event that (i) the transaction is challenged, reviewed, scrutinized or investigated by a trustee in bankruptcy or any creditor of the Vendor; (ii) any claim is made against the Purchaser by a trustee in bankruptcy or any creditor of the Vendor; (iii)  the transaction is voided; (iv) a claim is made against the Purchaser relating to, or in respect of, the non-compliance of the Vendor with the provisions of the Bulk Sales Act (Ontario) or any other applicable bulk sales legislation, unless such non-compliance is consented to by the Purchaser in writing; or (v) a claim is made by a creditor of the Vendor that the sale transaction contemplated by this Agreement did not conform or comply in any way with the requirements of the Bulk Sales Act (Ontario) or any other applicable bulk sales legislation, unless such non-compliance is consented to by the Purchaser in writing, whether or not any claim under (i) to (v) is ultimately proven to be well-founded.

5.5          Indemnity by the Purchaser. The Purchaser shall indemnify the Vendor’s Indemnified Parties and save them fully harmless against, and will reimburse or compensate them for, any Damages arising from, in connection with or related in any manner whatever to:

(a)
any incorrectness in or breach of any representation or warranty of the Purchaser contained in this Agreement or in any other agreement, certificate or instrument executed and delivered pursuant to this Agreement;

(b)
any breach or non-fulfilment of any covenant or agreement on the part of the Purchaser contained in this Agreement or in any other agreement, certificate or instrument executed and delivered pursuant to this Agreement;

(c)	any action taken by the Vendor or Merrimac pursuant to Section 4.5 of this Agreement under or in respect of any Delayed Transfer Asset; and

(d)	the Assumed Liabilities.

5.6          Notice of Claim. If an Indemnified Party becomes aware of any act, omission or state of facts that may give rise to Damages in respect of which a right of indemnification is provided for under this Article 5, the Indemnified Party shall promptly give written notice thereof (a “Notice of Claim”) to the Indemnifying Party. Such notice shall specify whether the potential Damages arise as a result of a claim by a Person against the Indemnified Party (a “Third Party Claim”) or whether the potential Damages do not so arise (a “Direct Claim”), and shall also specify with reasonable particularity (to the extent that the information is available):

(a)	the factual basis for the Direct Claim or Third Party Claim, as the case may be; and

(b)	the amount of the potential Damages arising therefrom, if known.

If, through the fault of the Indemnified Party, the Indemnifying Party does not receive notice of a particular claim in time effectively to contest the determination of any liability susceptible of being contested or to assert a right to recover an amount under applicable insurance coverage, then the liability of the Indemnifying Party to the Indemnified Party under this Article 5 shall be reduced to the extent that Damages are incurred by the Indemnifying Party resulting from the Indemnified Party’s failure to give such notice on a timely basis. Nothing in this Section 5.6 shall be construed to affect the time within which a Notice of Claim must be delivered pursuant to Sections 5.7(1) and 5.7(2) in order to permit recovery pursuant to Section 5.3(a) or 5.5(a) as the case may be.

5.7          Time Limits for Delivery of Notice of Claim for Breach of Representations and Warranties.

(1) Notice by the Purchaser. No Damages may be recovered from the Vendor or Merrimac pursuant to Section 5.3(a) unless a Notice of Claim is delivered by the Purchaser on or before the date that is 2 years after closing with respect with respect to the representations and warranties in Sections 3.1, and elsewhere under this Agreement. Unless a Notice of Claim has been given on or before the date set out above with respect to each particular representation and warranty, the Vendor and Merrimac shall be released on such date from all obligations in respect of that particular representation and warranty and from the obligation to indemnify the Purchaser’s Indemnified Parties in respect thereof pursuant to Section 5.3(a). This Section 5.7(1) shall not be construed to impose any time limit on the Purchaser’s right to assert a claim to recover Damages under Sections 5.3(b) whether or not the basis on which such a claim is asserted could also entitle the Purchaser to make a claim for Damages pursuant to Section 5.3(a).

(2) Notice by the Vendor or Merrimac. No Damages may be recovered from the Purchaser pursuant to Section 5.5(a) unless a Notice of Claim is delivered by the Vendor or Merrimac on or before date that is 2 years after Closing. Unless a Notice of Claim has been given on or before date that is 2 years after Closing with respect to each particular representation and warranty, the Purchaser shall be released on date that is 2 years after Closing from all obligations in respect of that particular representation and warranty and from the obligation to indemnify the Vendor’s Indemnified Parties in respect thereof pursuant to Section 5.5(a). This Section 5.7(2) shall not be construed to impose any time limit on the Vendor’s and Merrimac’s right to assert a claim to recover Damages under Sections 5.5(b) through (d), whether or not the basis on which such a claim is asserted could also entitle the Vendor and Merrimac to make a claim for Damages pursuant to Section 5.5(a).

5.8          Monetary Limits on Damages for Breach of Representations and Warranties.

(a)
No Damages may be recovered from the Vendor or Merrimac pursuant to paragraph 5.3(a) unless and until the accumulated aggregate amount of Damages of the Purchaser’s Indemnified Parties arising pursuant to Section 5.3(a) exceeds $50,000, in which event the accumulated aggregate amount of all such Damages may be recovered. Such limitation shall have no application to any claim to recover Damages based on any incorrectness in or breach of any representation or warranty of the Vendor and Merrimac in Sections 3.1 (2), (3), (8), (9), (10), (11), (12), (13), (14), (18), (21), (22), (26) and (27) of this Agreement, nor shall it be construed to apply to any of the indemnities in Sections 5.3(b) to 5.3(i) and Section 5.4.

(b)
No Damages may be recovered from the Purchaser pursuant to Section 5.5(a) unless and until the accumulated aggregate amount of Damages of the Vendor’s Indemnified Parties arising pursuant to Section 5.5(a) exceeds $50,000 in which event the accumulated aggregate amount of all such Damages may be recovered. Such limitation shall have no application to any claim to recover Damages based on any incorrectness in or breach of any representation or warranty of the Purchaser in Sections 3.2(2) and (3) of this Agreement, nor shall it be construed to apply to any of the indemnities in Sections 5.5(a) to 5.5(d).

5.9          Direct Claims. In the case of a Direct Claim, the Indemnifying Party shall have 60 days from receipt of notice thereof within which to make such investigation as the Indemnifying Party considers necessary or desirable. For the purpose of such investigation, the Indemnified Party shall make available to the Indemnifying Party the information relied upon by the Indemnified Party to substantiate its right to be indemnified under this Article 5, together with all such other information as the Indemnifying Party may reasonably request. If the Parties fail to agree at or before the expiration of such 60 day period (or any mutually agreed upon extension thereof), the Indemnified Party shall be free to pursue such remedies as may be available to it.

5.10        Third Party Claims. In the case of a Third Party Claim, the provisions in the following paragraphs of this Section 5.10 apply.

(a)
The Indemnifying Party shall have the right, at its expense, to participate in but not control the negotiation, settlement or defence of the Third Party Claim, which control shall rest at all times with the Indemnified Party, unless the Indemnifying Party:

(i)	irrevocably acknowledges in writing complete responsibility for, and agrees to indemnify the Indemnified Party in respect of, the Third Party Claim; and

(ii)	furnishes evidence to the Indemnified Party which is satisfactory to the Indemnified Party acting reasonably of its financial ability to indemnify the Indemnified Party;

in which case the Indemnifying Party may assume such control at its expense through counsel of its choice.

(b)
If the Indemnifying Party elects to assume control as contemplated in Section 5.10(a), the Indemnifying Party shall reimburse the Indemnified Party for all of the Indemnified Party’s out-of-pocket expenses incurred as a result of such participation or assumption. The Indemnified Party shall continue to have the right to participate in the negotiation, settlement or defence of such Third Party Claim and to retain counsel to act on its behalf, provided that the fees and disbursements of such counsel shall be paid by the Indemnified Party unless the Indemnifying Party consents to the retention of such counsel at its expense or unless the named parties to any action or proceeding include both the Indemnifying Party and the Indemnified Party and a representation of both the Indemnifying Party and the Indemnified Party by the same counsel would be inappropriate due to the actual or potential differing interests between them (such as the availability of different defences), in which case the fees and disbursements of such counsel shall be paid by the Indemnifying Party. The Indemnified Party shall co-operate with the Indemnifying Party so as to permit the Indemnifying Party to conduct such negotiation, settlement and defence and for this purpose shall preserve all relevant documents in relation to the Third Party Claim, allow the Indemnifying Party access on reasonable notice to inspect and take copies of all such documents and require its personnel to provide such statements as the Indemnifying Party may reasonably require and to attend and give evidence at any trial or hearing in respect of the Third Party Claim.

(c)
If, having elected to assume control of the negotiation, settlement or defence of the Third Party Claim, the Indemnifying Party thereafter fails to conduct such negotiation, settlement or defence with reasonable diligence, then the Indemnified Party shall be entitled to assume such control and the Indemnifying Party shall be bound by the results obtained by the Indemnified Party with respect to such Third Party Claim.

(d)
If any Third Party Claim is of a nature such that (i) the Indemnified Party is required by Applicable Law or any Order, or (ii) it is necessary in the reasonable view of the Indemnified Party acting in good faith and in a manner consistent with reasonable commercial practices, in respect of (A) a Third Party Claim by a customer relating to products or services supplied by the Business or (B) a Third Party Claim relating to any Contract which is necessary to the ongoing operations of the Business or any material part thereof in order to avoid material damage to the relationship between the Indemnified Party and any of its major customers or to preserve the rights of the Indemnified Party under such an essential Contract, to make a payment to any Person (a “Third Party”) with respect to the Third Party Claim before the completion of settlement negotiations or related legal proceedings, as the case may be, then the Indemnified Party may make such payment and the Indemnifying Party shall, promptly after demand by the Indemnified Party, reimburse the Indemnified Party for such payment. If the amount of any liability of the Indemnified Party under the Third Party Claim in respect of which such a payment was made, as finally determined, is less than the amount which was paid by the Indemnifying Party to the Indemnified Party, the Indemnified Party shall, promptly after receipt of the difference from the Third Party, pay the amount of such difference to the Indemnifying Party.

(e)
If the Indemnifying Party fails to assume control of the defence of any Third Party Claim, the Indemnified Party shall have the exclusive right to contest, settle or pay the amount claimed and the Indemnifying Party shall be bound by the results obtained by the Indemnified Party with respect to such Third Party Claim. Whether or not the Indemnifying Party assumes control of the negotiation, settlement or defence of any Third Party Claim, the Indemnifying Party shall not settle any Third Party Claim without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed.

5.11        Interest on Damages. The amount of any Damages which is subject to indemnification hereunder shall bear interest from and including the date the Indemnified Party was notified of the claim for Damages at the Prime Rate calculated from and including such date to but excluding the date reimbursement of such Damages by the Indemnifying Party is made, compounded monthly, and the amount of such interest shall be deemed to be part of such Damages.

5.12       Set-off. The Purchaser shall be entitled to set off the amount of any Damages subject to indemnification under this Agreement against any other amounts payable by the Purchaser to the Vendor whether under this Agreement or otherwise, provided that the following mandatory procedures shall apply:

(a)	The Parties agree that they shall use reasonable efforts to settle disagreements arising in connection with this Section 5.12.

(b)
If those attempts fail after a period of ten (10) days from the time of set-off, then every such disagreement shall be referred to arbitration in Toronto, Ontario, and conducted in accordance with the provisions of the Arbitration Act 1991, S.O. 1991, c. 17.

(c)	The decision of the arbitrator shall be rendered within thirty (30) days of the submission of the matter to the arbitrator and therefore all parties shall act expeditiously in this regard.

(d)
The fees of the arbitrator shall be borne equally by the Parties, provided that the prevailing party shall be entitled to an award of reasonable legal fees incurred in connection with the arbitration in such amount as determined by the arbitrator.

(e)	The decision of the arbitrator shall be final and binding and no appeal shall lie therefrom and the award of the arbitrator shall be enforceable in a court of competent jurisdiction.

5.13        Limitation on Amount of Damages. Notwithstanding any other term of this Agreement, the maximum aggregate liability of the Vendor and Merrimac under this Agreement, including this Article 5, for breaches of covenants, representations or warranties made under this Agreement or any other agreement contemplated herein, shall be the amount actually paid by the Purchaser to the Vendor under this Agreement under sections 2.4(a), (b) and (d) hereof. In addition, the indemnity provided by the Vendor and Merrimac to the Purchaser in this Article 5 shall be the sole liability of the Vendor and Merrimac under this Agreement.

____________________________________

ARTICLE 6
TECHNOLOGY TRANSFER PERIOD

6.1          Technology Transfer Period. During the Technology Transfer Period and pursuant to (i) a transitional services agreement amongst the Purchaser, the Vendor and Merrimac, dated the date hereof (the “Transitional Services Agreement”); and (ii) an occupancy licence in respect of the Leased Premises amongst the Vendor and the Purchaser which shall terminate at the end of the Technology Transfer Period (the “Occupancy Agreement”):

(a)	the Purchaser shall operate the Business at the Leased Premises;

(b)	Merrimac shall work with the Purchaser to facilitate the transfer of the Business and the customers of the Vendor to the Purchaser;

(c)	Merrimac shall assist the Purchaser to close any bids made by the Vendor or jointly made by the Vendor and Merrimac in October and November of 2007;

(d)
Merrimac shall pay any outstanding amounts owing to Rogers Corporation on the date that is 49 days after the Closing Date and, in the event that Merrimac does not pay such outstanding amounts on the date that is 49 days after the Closing Date, the Purchaser shall deduct such amounts from the amount due to the Vendor pursuant to Section 2.4(b) of this Agreement;

(e)	the Purchaser shall pay a service fee to Merrimac;

(f)
Scot Gilbert shall assist the Purchaser pursuant to reasonable requests of the Purchaser at the Leased Premises with the transfer of the Business and Merrimac and the Vendor shall be responsible for any fees or other amounts payable in respect of such services; and

(g)	the Purchaser shall provide the Vendor with access during all reasonable times to the Books and Records during the Technology Transfer Period.

For greater certainty, the Vendor and Merrimac shall (i) remain responsible for the Employees, including but not limited to the Employees’ salaries and benefits, during the Technology Transfer Period; and (ii) provide notice of termination to the Employees to be effective at the end of the Technology Transfer Period.

____________________________________

ARTICLE 7
GENERAL

7.1          Expenses. Except as otherwise expressly provided herein, each Party shall be responsible for all costs and expenses (including any Taxes imposed on such expenses) incurred by it in connection with the negotiation, preparation, execution, delivery and performance of this Agreement and the transactions contemplated by this Agreement (including the fees and disbursements of legal counsel, bankers, investment bankers, accountants, brokers and other advisers).

7.2          Payment of Taxes. Except as otherwise provided in this Agreement, the Purchaser shall pay all Taxes applicable to, or resulting from the transactions contemplated by, this Agreement (other than Taxes payable by the Vendor under Applicable Law) and any filing, registration, recording or transfer fees payable in connection with the instruments of transfer provided for in this Agreement.

7.3          Public Announcements. Except to the extent otherwise required by Applicable Law or with the prior consent of the other Party, neither Party shall make any public announcement regarding this Agreement or the transactions contemplated by this Agreement. Notwithstanding anything to the contrary herein the Vendor and Merrimac hereby consent to a copy of this agreement being filed with the Ontario Securities Commission and other applicable securities commissions if, in the view of the Purchaser, such filing is required by Applicable Law.

7.4          Notices.

(1) Mode of Giving Notice. Any notice, direction, certificate, consent, determination or other communication required or permitted to be given or made under this Agreement shall be in writing and shall be effectively given and made if (i) delivered personally, (ii) sent by prepaid courier service or mail, or (iii) sent prepaid by fax or other similar means of electronic communication, in each case to the applicable address set out below:

(a)	if to the Vendor or Merrimac, to:

MERRIMAC INDUSTRIES INC.
Attention:  Robert V. Condon
Address:    41 Fairfield Place
                    West Caldwell, NJ 07006 USA
Fax:             (973) 882.5981

with a copy to:

LABARGE WEINSTEIN
Attention:  Lawrence Weinstein
Address:    515 Legget Drive, Suite 800
Kanata, ON K2K 3G4
Fax:            (613) 599.0018

(b)	if to the Purchaser, to:

FIRAN TECHNOLOGY GROUP CORPORATION
Attention:  Brad Bourne
Address:     250 Finchdene Square
 Scarborough, ON
 M1X 1A5
Fax:              (416) 299.1140

with a copy to:

BLAKE, CASSELS & GRAYDON LLP
Attention: Eric Moncik
Address:  199 Bay Street, Suite 2800
Commerce Court West
Toronto, ON M5L 1A9
Fax:             (416) 863.2653

(2) Deemed Delivery of Notice. Any such communication so given or made shall be deemed to have been given or made and to have been received on the day of delivery if delivered, or on the day of faxing or sending by other means of recorded electronic communication, provided that such day in either event is a Business Day and the communication is so delivered, faxed or sent before 4:30 p.m. on such day. Otherwise, such communication shall be deemed to have been given and made and to have been received on the next following Business Day. Any such communication sent by mail shall be deemed to have been given and made and to have been received on the fifth Business Day following the mailing thereof; provided however that no such communication shall be mailed during any actual or apprehended disruption of postal services. Any such communication given or made in any other manner shall be deemed to have been given or made and to have been received only upon actual receipt.

(3) Change of Address. Any Party may from time to time change its address under this Section 7.4 by notice to the other Party given in the manner provided by this Section 7.4.

7.5          Time of Essence. Time shall be of the essence of this Agreement in all respects.

7.6          Further Assurances. Each Party shall from time to time promptly execute and deliver or cause to be executed and delivered all such further documents and instruments and shall do or cause to be done all such further acts and things in connection with this Agreement that the other Party may reasonably require as being necessary or desirable in order to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement or any provision hereof.

7.7          Co-operation in Filing of Returns. The Purchaser agrees to provide to the Vendor all reasonable co-operation following the Closing Date in connection with the filing of income tax returns of the Vendor in respect of which the Books and Records delivered to the Purchaser pursuant to this Agreement are relevant.

7.8          Entire Agreement. This Agreement constitutes the entire agreement between the Parties pertaining to the subject matter of this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written. There are no conditions, representations, warranties, obligations or other agreements between the Parties in connection with the subject matter of this Agreement (whether oral or written, express or implied, statutory or otherwise) except or explicitly set out in this Agreement or in the agreements referred to in Sections 4.2(j), (k), (l) and (m) and 4.3(c), (d) and (e).

7.9          Amendment. No amendment of this Agreement shall be effective unless made in writing and signed by the Parties.

7.10       Waiver. A waiver of any default, breach or non-compliance under this Agreement shall not be effective unless in writing and signed by the Party to be bound by the waiver. No waiver shall be inferred from or implied by any failure to act or delay in acting by a Party in respect of any default, breach or non-observance or by anything done or omitted to be done by the other Party. The waiver by a Party of any default, breach or non-compliance under this Agreement will not operate as a waiver of that Party’s rights under this Agreement in respect of any continuing or subsequent default, breach or non-observance (whether of the same or any other nature).

7.11        Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such prohibition or unenforceability and will be severed from the balance of this Agreement, all without affecting the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

7.12        Remedies Cumulative. The rights, remedies, powers and privileges herein provided to a Party are cumulative and in addition to and not exclusive of or in substitution for any rights, remedies, powers and privileges otherwise available to that Party.

7.13       Attornment. Each Party agrees (i) that any action or proceeding relating to this Agreement may (but need not) be brought in any court of competent jurisdiction in the Province of Ontario, and for that purpose now irrevocably and unconditionally attorns and submits to the jurisdiction of such Ontario court; (ii) that it irrevocably waives any right to, and will not, oppose any such Ontario action or proceeding on any jurisdictional basis, including forum non conveniens; and (iii) not to oppose the enforcement against it in any other jurisdiction of any judgment or order duly obtained from an Ontario court as contemplated by this Section 7.13. Each of the Vendor, Merrimac and the Purchaser irrevocably appoints the following Persons as its agent to receive on its behalf service of summons and any other legal process which may be served in any action, suit or proceeding:

For the Purchaser:

BLAKE, CASSELS & GRAYDON LLP
Attention: Eric Moncik
Address:   199 Bay Street, Suite 2800
Commerce Court West
Toronto, ON M5L 1A9
Fax: (416) 863.2653

with a copy to:

FIRAN TECHNOLOGY GROUP CORPORATION
Attention:  Brad Bourne
Address:    250 Finchdene Square
Scarborough, ON
M1X 1A5
Fax:             (416) 299.1140

For the Vendor:

LABARGE WEINSTEIN
Attention:  Lawrence Weinstein
Address:    515 Legget Drive, Suite 800
Kanata, ON K2K 3G4
Fax: (613) 599.0018

with a copy to:

MERRIMAC INDUSTRIES INC.
Attention:  Robert V. Condon
Address:    41 Fairfield Place
West Caldwell, NJ 07006 USA
Fax:             (973) 882.5981

Such service may be made by mailing or delivering a copy of such process to the applicable party in care of its agent at the address given in this Section 7.13 and each of the Parties hereby irrevocably authorizes and directs the respective agents to accept such service on their behalf. If and to the extent that such service and any summons or other legal process cannot for any reason be effected upon the applicable agent as in this Agreement provided, each of the Parties further irrevocably consents to the service of any and all legal process in any such action, suit or proceeding by the mailing of copies of such process in the manner specified in Section 7.4. Nothing in this Section 7.13 shall affect the rights of the Parties to serve legal process in any other manner permitted by Applicable Law.

7.14       Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable in such Province and this Agreement shall be treated, in all respects, as an Ontario contract.

7.15       Successors and Assigns. This Agreement shall enure to the benefit of, and be binding on, the Parties and their respective successors and permitted assigns. Neither Party may assign or transfer, whether absolutely, by way of security or otherwise, all or any part of its respective rights or obligations under this Agreement without the prior written consent of the other Party.

7.16       Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and both of which taken together shall be deemed to constitute one and the same instrument. To evidence its execution of an original counterpart of this Agreement, a Party may send a copy of its original signature on the execution page hereof to the other Party by facsimile transmission and such transmission shall constitute delivery of an executed copy of this Agreement to the receiving Party.

7.17       Language. The Parties have required that this Agreement and all deeds, documents and notices relating to this Agreement be drawn up in the English language. Les parties aux présentes ont exigé que le présent contrat et tous autres contrats, documents ou avis afférents aux présentes soient rédigés en langue anglaise.

____________________________________

IN WITNESS WHEREOF the Parties have executed this Agreement as of the date first above written.

FILTRAN MICROCIRCUITS INC.

By:	/s/ Robert V. Condon
Name: Robert V. Condon
Title: Vice President

MERRIMAC INDUSTRIES, INC.

By:	/s/ Reynold K. Green
Name: Reynold K. Green
Title: President and Chief Operating Officer

FIRAN TECHNOLOGY GROUP CORPORATION

By:	/s/ Brad Bourne
Name: Brad Bourne
Title: President and Chief Executive Officer